CONSTRUCTION AND TERM LOAN AGREEMENT

among

IRET-WRH 1, LLC,
 Borrower

and

FIRST INTERNATIONAL BANK & TRUST,
 as a lender, as Administrative Agent and as Collateral Agent

and

BANK OF NORTH DAKOTA,
 as a lender

and

all other lenders from time to time party hereto

Dated as of March 15, 2013

Project: Renaissance Heights Phase I

Article I DEFINITIONS
Section 1.01	Defined Terms
Article II COMMITMENT TO MAKE ADVANCES, DISBURSEMENT PROCEDURES AND DEPOSIT OF FUNDS
Section 2.01	The Advances
Section 2.02	Disbursement Procedures.
Section 2.03	Deposit of Funds by the Borrower
Section 2.04	Advances Without Receipt of Draw Request
Section 2.05	The Note
Section 2.06	Interest
Section 2.07	Payments and Prepayments
Section 2.08	Application of the Payments
Section 2.09	Manner of Payment
Section 2.10	Increased Costs
Section 2.11	Contingent Commitment
Article III CONDITIONS OF ADVANCES
Section 3.01	Conditions Precedent to Initial Advance
Section 3.02	Further Conditions Precedent to All Advances
Section 3.03	Conditions Precedent to the Final Advance
Section 3.04	Reduced Construction Cost Advance
Section 3.05	No Waiver
Article IV REPRESENTATIONS AND WARRANTIES
Section 4.01	Representations and Warranties
Article V ADDITIONAL COVENANTS OF THE BORROWER
Section 5.01	Affirmative Covenants
Section 5.02	Negative Covenants
Article VI EVENTS OF DEFAULT AND RIGHTS AND REMEDIES
Section 6.01	Events of Default
Section 6.02	Rights and Remedies
Section 6.03	Assignment and Setoff
Section 6.04	Forbearance Not a Waiver
Article VII MISCELLANEOUS
Section 7.01	Inspections
Section 7.02	Indemnification by the Borrower
Section 7.03	Additional Security Interest
Section 7.04	Fees and Expenses
Section 7.05	Notices
Section 7.06	Time of Essence
Section 7.07	Binding Effect and Assignment
i

Section 7.08	Waivers
Section 7.09	The Lender's Remedies Cumulative
Section 7.10	Governing Law and Entire Agreement
Section 7.11	Counterparts
Section 7.12	Inconsistency
Section 7.13	Conditions of Advances
Section 7.14	Amendments
Section 7.15	Sign
Section 7.16	Jurisdiction
Section 7.17	WAIVER OF JURY TRIAL
Section 7.18	Usury Limitations
Article VIII ASSIGNMENTS AND PARTICIPATIONS
Section 8.01	Assignments and Participations.
Section 8.02	Several Liability
Article IX AGENT
Section 9.01	Appointment of Administrative Agent
Section 9.02	Appointment of Collateral Agent
Section 9.03	Reliance on Agent
Section 9.04	Powers
Section 9.05	Distribution and Apportionment of Payments
Section 9.06	Servicing Fee
Section 9.07	Defaulting Lenders
Section 9.08	Consents and Approvals.
Section 9.09	Agency Provisions Relating to Collateral.
Section 9.10	Lender Actions Against Borrower or the Collateral
Section 9.11	General Immunity
Section 9.12	Action on Instructions of Lenders
Section 9.13	Employment of Agents and Counsel
Section 9.14	Reliance on Documents; Counsel
Section 9.15	Reimbursement and Indemnification
Section 9.16	Rights as a Lender
Section 9.17	Lenders' Credit Decisions
Section 9.18	Successor Agent.

ii

CONSTRUCTION AND TERM LOAN AGREEMENT

This Agreement is made as of March 15, 2013, by and among IRET-WRH 1, LLC, a North Dakota limited liability company (the "Borrower"), and FIRST INTERNATIONAL BANK & TRUST, a North Dakota state bank, its successors and assigns, as administrative agent (referred to in such capacity as "Administrative Agent" in this Agreement) and collateral agent (referred to in such capacity as "Collateral Agent" in this Agreement), and FIRST INTERNATIONAL BANK & TRUST, a North Dakota state bank, BANK OF NORTH DAKOTA, a North Dakota state bank, and each of the other lending institutions from time to time party hereto (each such lending institution and their respective successors and assigns, referred to individually or collectively, as the context shall infer, as the "Lender").

RECITALS

A.            The Borrower owns certain real property in the City of Williston, North Dakota.
B.            The Borrower intends to construct Improvements (as hereinafter defined) on such property.
C.            To pay a portion of the costs of constructing the Improvements, the Borrower has requested that the Lender make a loan to the Borrower in the maximum principal amount of $43,672,000.
D.            The Lender is willing to make such loan on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

 DEFINITIONS
Section 1.01                          Defined Terms
.  As used in this Agreement, the following terms shall have the meanings set out respectively after each (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
"Adjustable Interest Rate" – A definite and certain, but adjustable annual rate of interest equal to the greater of (i) three and fifteen hundredths of one percent (3.15%) plus the Adjustable Rate Index, or (ii) the Minimum Interest Rate.
"Adjustable Rate Index" – The per-annum rate reported by the Federal Home Loan Bank (Des Moines) as the Five-Year Fixed Advance Rate as of two (2) Business Days before the Adjustment Date or, if not published on the such date, the first Business Day preceding such date on which such rate is published by such publication.  If the Federal Home Loan Bank (Des Moines) ceases publication of the Five-Year Fixed

Advance Rate, the Five-Year Fixed Advance Rate shall be determined from such other source as Administrative Agent reasonably selects.  If the Five-Year Fixed Advance Rate is not readily available to Administrative Agent from another source, Administrative Agent shall have the right to choose a reasonably comparable index.  If the Federal Home Loan Bank (Des Moines) or the replacement source publishes:  (a) more than one Five-Year Fixed Advance Rate, the higher or highest of the rates shall apply, or (b) a retraction or correction of a previously published Five-Year Fixed Advance Rate, the Five-Year Fixed Advance Rate reported in the retraction or correction shall apply.
"Adjustment Date" – October 1, 2014.
"Administrative Agent" – As defined in the preamble to this Agreement, and including any successor administrative agent from time to time.
"Advance" – An advance by the Lender to the Borrower pursuant to Article II hereof.
"Affiliate" – A Person or entity who controls, is controlled by or is under common control with another Person or entity.
"Agent" – Individually, the Administrative Agent or the Collateral Agent, and collectively means both of them.
"Agreement" – This Construction and Term Loan Agreement together with any amendment hereto.
"Appraisal" – An appraisal of the market value of the completed Project (a) addressed to the Lender, (b) prepared by an appraiser approved by the Lender, and (c) conforming to all laws applicable to the Lender and otherwise in a form satisfactory to the Lender.
"Architect" – Architecture Advantage, LLC, a Minnesota limited liability company, the architects retained by the Borrower to design the Improvements.
"Architect's Contract" – The agreement between the Borrower and the Architect as to preparation of the Plans and Specifications and construction of the Improvements.
"Assignment and Assumption" – An Assignment and Assumption Agreement in the form of Exhibit A attached hereto.
"Assignment of Development Documents" – The Assignment of Development Documents and Licenses, Permits and Other Intangibles, dated as of the date hereof, which, inter alia, assigns to the Lender, as additional security for payment of the Loan, (a) the Borrower's interest in the Plans and Specifications, together with any amendment thereto, (b) the Borrower's interest in the General Contractor's Contract, (c) the Borrower's interest in the Architect's Contract, (d) the Borrower's interest in all other Material Contracts, (e) the Borrower's interest in the Required Permits, and (f) the Borrower's interest in the Property Manager's Contract.

"Borrower" – As defined in the preamble to this Agreement.
"Business Day" – Any day other than a Saturday or Sunday, or a date on which Administrative Agent or commercial banks in the State of North Dakota generally are closed for regular business.
"City" – The City of Williston, North Dakota.
"Collateral Agent" – As defined in the preamble to this Agreement, and including any successor collateral agent from time to time.
"Commitment" – The commitment of each Lender hereunder to make Advances to the Borrower under this Agreement (which amounts are set forth on Exhibit B attached hereto) in an aggregate principal amount of up to $43,672,000, which amount is subject to reduction if the conditions precedent to the Contingent Commitment in Section 2.11 are not satisfied.
"Commitment Termination Date" – The earlier of (a) the Maturity Date, or (b) the date of the termination of the Commitment pursuant to Section 6.02 hereof.
"Completion Date" – The earlier of (a) completion of the Improvements, and (b) September 30, 2014, being the date of required completion of the Improvements.
"Construction Loan Term" – The period beginning on the date of this Agreement and ending on and including September 30, 2014.
"Contingent Commitment" – The commitment of each Lender hereunder to make Advances to the Borrower under this Agreement (which amounts are set forth on Exhibit B attached hereto) in an aggregate principal amount of up to $822,000, which amount shall be included in the Commitment if the conditions precedent to the Contingent Commitment in Section 2.11 are satisfied.
"Contractor" – Any person, including the General Contractor and all Subcontractors, who shall be engaged to work on, or to furnish materials and supplies for, the Improvements.
"Cost of Completion" – $62,362,190, being the total amount certified by the Borrower as necessary to acquire the Land and complete the Improvements as set forth in the Total Project Cost Statement.
"Debt Service Coverage Ratio" – For any period and with respect to the Borrower, the ratio of (a) Net Operating Income for such period, divided by (b) the sum of (i) scheduled principal payments of Indebtedness paid or due and payable on or before the last day of such period, plus (ii) Interest Expense for such period, all as determined in accordance with GAAP.  The Debt Service Coverage Ratio shall be determined at the end of each calendar quarter beginning with the first full calendar quarter following the Completion Date.

"Default" – An event which with notice, lapse of time, or both would become an Event of Default.
"Development Agreement" – The Development Agreement, dated July 12, 2012, among WRH Holding, LLC, the Borrower and the City with respect to development of the Project, together with any amendment thereto and assignment thereof.
"Disbursing Agreement" – The Disbursing Agreement, dated March 1, 2013, among the Borrower, the Administrative Agent, the General Contractor and Title, pertaining to disbursement of the Advances to the Borrower, together with any amendment thereto.
"Draw Request" – A request for an Advance made on a form approved by the Administrative Agent and in accordance with Section 2.02 hereof.
"Eligible Assignee" – (a) Any Lender; (b) any commercial bank, savings bank, savings and loan association or similar financial institution which (i) has total assets of $25,000,000 or more, (ii) is "well capitalized" within the meaning of such term under the regulations promulgated under the auspices of the Federal Deposit Insurance Corporation Improvement Act of 1991, (iii) in the reasonable judgment of the Administrative Agent, is engaged in the business of lending money and extending credit, and buying loans or participations in loans under credit facilities substantially similar to those extended under this Agreement, and (iv) in the reasonable judgment of the Administrative Agent, is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank, and (c) any other financial institution having total assets of $100,000,000 or more which meets the requirement set forth in subclauses (iii) and (iv) of clause (b) above; provided that each Eligible Assignee must (w) be organized under the laws of the United States of America, any state thereof or the District of Columbia, or, if a commercial bank, be organized under the laws of the United States of America, any state thereof or the District of Columbia, (x) act under the Loan Documents through a branch, agency or funding office located in the United States of America, (y) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to the Internal Revenue Code as in effect from time to time, and (z) not be the Borrower or an Affiliate of the Borrower.
"Environmental Indemnity" – The Environmental and ADA Indemnification Agreement, dated March 1, 2013, from the Borrower, the Guarantor and the Limited Guarantor to the Collateral Agent, together with any amendment thereto.
"ERISA" – The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.
"Equity" – $18,690,190, being the amount the Borrower is required to collectively expend or allocate for Project Costs in accordance with the provisions of Section 3.01(p); provided that the required Equity may be increased by the amount of the Contingent Commitment if the conditions precedent to the Contingent Commitment set forth in Section 2.11 are not satisfied.  Prior to the first Advance, Borrower shall have expended or allocated $18,690,190, and any additional Equity required pursuant to Section 2.11, for Project Costs.
"Event of Default" – One of the events of default specified in Section 6.01 hereof.
"Financing Statements" – UCC financing statements naming the Borrower as debtor and the Collateral Agent as secured party and describing the collateral as the personal property and fixtures covered by the Security Agreement.
"Fixed Interest Rate" – A fixed rate of interest equal to five percent (5.0%) per annum.
"GAAP" – Generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
"General Contractor" – Lumber One, Avon Inc., a Minnesota corporation.
"General Contractor's Contract" – The agreement between the Borrower and the General Contractor pursuant to which the General Contractor agrees to construct the Improvements in accordance with the Plans and Specifications for a stipulated sum or guaranteed maximum price.
"Governing Authorities" – The City and any other local, state or federal governing authority having jurisdiction over the Borrower or the Project.
"Guarantor" – IRET Properties, A North Dakota Limited Partnership, a North Dakota limited partnership.
"Guaranty" – The Guaranty Agreement, dated March 1, 2013, wherein the Guarantor guarantees performance (including payment) of all obligations of the Borrower under this Agreement and the other Loan Documents, together with any amendment thereto.
"Improvements" – The multi-family apartment facility containing approximately 288 apartment units and related improvements to be constructed by the Borrower on the Land in accordance with the Plans and Specifications and this Agreement, and any other buildings, improvements, fixtures and equipment owned by the Borrower and located on the Land.
"Including or including" –  Including but not limited to.
"Indebtedness" – Without duplication, all indebtedness for borrowed money or credit extended to or for the account of the Borrower, including without limitation, (a) obligations secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the obligation secured thereby shall have been assumed and whether or not the obligation secured is the obligation of the owner or another party; (b) any obligation on account of deposits or advances; (c) any obligation for the deferred purchase price of any property or services; (d) any obligation as lessee under any capitalized lease; (e) all guaranties, endorsements and other contingent obligations respecting Indebtedness of others; and (f) undertakings or agreements to reimburse or indemnify issuers of letters of credit.  For all purposes of this Agreement (i) the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, and (ii) the Indebtedness of any Person shall include the Indebtedness of any joint venture in which such Person is a joint venturer.
"Interest Expense" – For any period, the total interest expense for such period (whether paid in cash, accrued or deferred, and including any default rate of interest if then applicable), on Indebtedness of the Borrower, minus interest earned during such period, all as determined in accordance with GAAP.
"Internal Revenue Code" – The Internal Revenue Code of 1986, as amended from time to time.
"IRET" – Investors Real Estate Trust, a real estate trust organized under the laws of the State of North Dakota and the sole shareholder of IRET, Inc., which is the majority owner and general partner of the Guarantor.
"Inspecting Architect/Engineer" – The inspecting architect/engineer retained by the Lender to inspect the Improvements for the Lender's sole and exclusive benefit.
"Land" – The land in Williams County, North Dakota, upon which the Improvements are to be constructed, which is legally described in the Mortgage.
"Lease" – A lease of a portion of the Project.
"Lender" – As defined in the preamble to this Agreement, and including any successor holder of the Loan from time to time.
"Limited Guarantor" – Brutger Equities, Inc., a Minnesota corporation.
"Limited Guarantor Certificate" – The Limited Guarantor Certificate of even date herewith, made by the Limited Guarantor in favor of the Collateral Agent confirming certain information set forth in the Limited Guaranty Agreement, together with any amendment thereto.
"Limited Guaranty" – The Limited Guaranty Agreement, dated March 1, 2013, wherein the Limited Guarantor guarantees certain limited obligations of the Borrower under this Agreement and the other Loan Documents, together with any amendment thereto.
"Loan" – The loan in the amount of the Commitment to be made by the Lender pursuant to the terms of this Agreement.
"Loan Documents" – This Agreement, the Note, the Mortgage, the Security Agreement, the Financing Statements, the Disbursing Agreement, the Guaranty, the

Limited Guaranty, the Environmental Indemnity, the Assignment of Development Documents, the Assignment of Property Manager's Contract and any other documents securing the Loan.
"Material Adverse Change or material adverse change" – If, in Lender's reasonable discretion, the financial condition of a person, entity or property has changed in a manner which could impair the value of Lender's security for the Loan, prevent timely repayment of the Loan or otherwise prevent the applicable person or entity from timely performing any of its material obligations under the Loan Documents.
"Material Contract(s)" – Each contract which is material to the Borrower's business, condition (financial or otherwise), operations, performance, properties or prospects.
"Maturity Date" – October 1, 2019.
"Minimum Interest Rate" – A fixed rate of interest equal to five percent (5.0%) per annum.
"Mortgage" – The Combination Construction Mortgage, Assignment of Rents, Security Agreement and Fixture Financing Statement, dated March 1, 2013, from the Borrower as mortgagor to the Collateral Agent as mortgagee, creating a first lien on the Project and a security interest in all of the personal property located thereon as security for payment of the Loan, together with any amendment thereto.
"Net Operating Income" – The excess of Property Operating Income over Property Operating Expenses during any period of time.
"Note" – The $43,672,000 Promissory Note of the Borrower, dated March 1, 2013, evidencing the Advances to be made hereunder, together with any amendment thereto.
"Organizational Documents" – The following documents, each of which shall be in form and substance acceptable to the Lender:
(i)	a copy of the Borrower's Articles of Organization, duly certified as of a current date by the North Dakota Secretary of State;
(ii)	a copy of the Borrower's Member Control and Operating Agreement, duly certified as of a current date by an officer or manager of the Borrower;
(iii)	a Certificate of Good Standing of the Borrower, duly issued as of a current date by the North Dakota Secretary of State;
(iv)	a copy of the resolutions of the Borrower's members authorizing execution, delivery and performance of the Loan Documents and the transactions contemplated thereby, duly certified by an officer or manager of the Borrower;

(v)	a copy of the Guarantor's Certificate of Limited Partnership, duly certified as of a current date by the North Dakota Secretary of State;
(vi)	a copy of the Guarantor's Partnership Agreement, duly certified as of a current date by a general partner of the Borrower;
(vii)	a copy of any consent of the Guarantor's partners which is necessary under the Guarantor's Partnership Agreement to authorize the execution, delivery and performance of the Loan Documents and the transactions contemplated thereby;
(viii)	a copy of the Limited Guarantor's Articles of Incorporation, duly certified as of a current date by the Minnesota Secretary of State;
(ix)	a copy of the Limited Guarantor's Bylaws, duly certified as of a current date by an officer or manager of the Limited Guarantor;
(x)	a Certificate of Good Standing of the Limited Guarantor, duly issued as of a current date by the Minnesota Secretary of State; and
(xi)	a copy of the resolutions of the Limited Guarantor's board of directors or shareholders authorizing execution, delivery and performance of the Loan Documents applicable to the Limited Guarantor and the transactions contemplated thereby, duly certified by an officer or manager of the Limited Guarantor.
"Participation Agreement(s)" – One or more participation agreements pursuant to which a Lender shall have sold participating interests in the Loan in amounts and on terms satisfactory to such Lender.
"Percentage" – With respect to each Lender, the percentage that its Commitment constitutes of the maximum amount of the Loan.
"Perfection Certificate" – The Perfection Certificate of even date herewith, made by the Borrower in favor of the Collateral Agent confirming certain information set forth in the Security Agreement and the Financing Statement, together with any amendment thereto.
"Permanent Loan Term" – The period beginning on October 1, 2014 and ending on the Maturity Date.
"Permitted Encumbrances" – Liens, charges and encumbrances on title to the Land (a) in favor of the Lender, (b) permitted by the Lender in writing, or (c) listed in the Mortgage or Security Agreement as a permitted encumbrance.
"Person" – Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.
"Plans and Specifications" – The plans and specifications for the Improvements prepared and signed by the Architect and approved by the Lender and the Inspecting Architect/Engineer.
"Pre-Closing Agreement" – The Pre-Closing Acknowledgement and Authorization, dated March 1, 2013, made by the Borrower in favor of the Lender, together with any amendment thereto.
"Project" – The Land and the Improvements as they may at any time exist.
"Project Costs" – The costs shown on the Total Project Cost Statement.
"Property Manager" – One or more property managers hired by Borrower to manage certain aspects of the Project.
"Property Manager's Contract" – The agreement between the Borrower and the Property Manager regarding management of the Project.
"Property Operating Expenses" – All actual, normal and reasonable expenses of owning, operating, leasing, managing, maintaining and occupying the Project incurred by the Borrower, including but not limited to (a) all payments to, for the benefit of or required in connection with personnel employed to manage, operate and maintain the Project, including but not limited to wages, salaries, uniform allowances, medical and/or life insurance, pension and other employee benefit payments, workers' compensation insurance payments, unemployment insurance payments, and FICA and other payroll taxes; (b) all utility charges, including but not limited to electric, gas, oil, water, sanitary sewer, storm sewer, and trash and rubbish removal charges; (c) all costs of heating, lighting, ventilating and air conditioning the Project; (d) all premiums for hazard, casualty, rent loss and liability insurance carried upon the Project; (e) ad valorem real estate and personal property taxes, installments of special assessments and sales tax payments; (f) all Project, building, grounds, driveway and parking area maintenance and repair expenses, including the cost of supplies, tools and equipment therefor; (g) all costs of janitorial services, tools, equipment and supplies; (h) any property management fees; (i) all landscaping, lawn, shrub and tree trimming, fertilizing and care expenses; (j) all equipment lease payments; (k) all snow and ice removal expenses; (l) all advertising and promotion expenses; (m) all costs of grounds keeping and cleaning services and supplies; (n) all security expenses; (o) all costs of printing, stationery and office supplies; (p) attorneys' fees and accountants' fees incurred in the ordinary course of operation of the Project, (q) reserves required by the terms of the Loan Documents, (r) ground rent payments, if any; but excluding (i) capital improvements and expenditures; (ii) depreciation of the Project; (iii) fees of consultants; (iv) costs in connection with or in contemplation of sale or refinancing, such as costs of appraisals, environmental or engineering studies, etc.; (v) distributions to members of the Borrower; (vii) income or franchise taxes; (viii) leasing commissions and the costs of tenant improvements; (ix)

scheduled principal payments of Indebtedness paid or due and payable; and (x) Interest Expense.  In calculating Property Operating Expenses for any given month, Property Operating Expenses shall include one-twelfth (1/12) of any annual expenditure, such as taxes and insurance.  The Borrower shall not artificially accelerate or delay collection of Property Operating Income or payment of Property Operating Expenses for the purpose of increasing Net Operating Income.
"Property Operating Income" – All gross receipts, income, payments and consideration resulting from the operation, leasing and occupancy of the Project actually received by the Borrower, including but not limited to rentals and other fees and charges (including forfeited security deposits) payable by any person pursuant to a lease; late charges; interest on delinquent rents; interest on security and other deposits (to the extent that the same is not required by law to be paid to tenants); and laundry and vending machine income; but excluding proceeds of casualty insurance and of condemnation and proceeds of any sale or refinancing of all or any portion of the Project or any interest therein.
"Purchase Documents" – Collectively, the Purchase Agreement between Borrower and WRH Holding, LLC pursuant to which the Borrower has purchased or will purchase the Land along with all other related documents or agreements evidencing Borrower's purchase of the Land.
"Required Lenders" – Lenders holding Percentages aggregating at least sixty-six and two-thirds percent (66 2/3%).
"Required Permits" – Each building permit, environmental permit, utility permit, land use permit, wetland permit and any other permits, approvals or licenses issued by any Governmental Authority which are required in connection with the operation of the Project.
"Security Agreement" – The Security Agreement, dated March 1, 2013, from the Borrower as debtor to the Collateral Agent as secured party, creating a first lien security interest on all the Borrower's personal property assets, together with any amendment thereto.
"Subcontract" – Any contract between the General Contractor and a Subcontractor.
"Subcontractor" – Any person who contracts with the General Contractor to perform any of the work or supply any of the materials necessary to complete the Improvements.
"Sworn Construction Statement" – A sworn construction statement duly executed by the Borrower and the General Contractor showing all Contractors having contracts or subcontracts for specific portions of the work on the Improvements and the amounts due or to become due each such Contractor, and including all so-called "hard" costs of any kind incurred and to be incurred in constructing the Improvements and fulfilling the obligations of the General Contractor under the terms of the General Contractor's Contract.
"Title" – First American Title Company, Inc. D/B/A Tri-County Abstract and Title Guaranty.

"Total Project Cost Statement" – A total project cost statement duly executed by the Borrower incorporating the Sworn Construction Statement and setting forth all costs and expenses of any kind incurred or to be incurred by the Borrower in connection with acquisition of the Land and completion of the Improvements, including all so-called "hard" and "soft" costs.
ARTICLE II

COMMITMENT TO MAKE ADVANCES, DISBURSEMENT
 PROCEDURES AND DEPOSIT OF FUNDS
Section 2.01                          The Advances
.  The Lender agrees, on the terms and subject to the conditions hereinafter set forth, to make Advances to the Borrower from time to time during the period from the date hereof to the Commitment Termination Date in an aggregate principal amount of up to and including the maximum amount of the Commitment.  All Advances shall be used to pay Project Costs.  The obligation of the Borrower to repay the Advances shall be evidenced by this Agreement and the Note.
Section 2.02                          Disbursement Procedures.
(a)
Whenever the Borrower desires an Advance, which shall be no more often than monthly, the Borrower shall submit to the Administrative Agent a Draw Request, duly executed on behalf of the Borrower, setting forth the information requested therein.  Each Draw Request shall be submitted at least seven (7) days before the date the Advance is desired.  Each Draw Request shall be limited to amounts equal to (i) the total of such costs actually incurred and paid or owing by the Borrower to the date of such Draw Request for work performed on the Project that the Lender has committed to finance pursuant to Section 2.01 hereof, plus (ii) the cost of materials and equipment not incorporated in the Project, but delivered to and suitably stored on the Land; less, (iii) with respect to construction items (so-called "hard costs"), except for amounts due to materials suppliers who are not providing labor in connection with the Project, five percent (5%) (or such lesser holdback as authorized by the Lender); and less prior Advances.  Notwithstanding anything herein to the contrary, no Advances for materials stored on the Land will be made by the Lender unless the Borrower shall advise the Administrative Agent of its intention to so store materials prior to their delivery, and provides suitable security for such storage.  Each Draw Request shall constitute a representation and warranty by the Borrower that all representations and warranties set forth in Article IV are true and correct as of the date of such Draw Request.

(b)	At the time of submission of each Draw Request, the Borrower shall also submit to the Administrative Agent and Title the materials required under the Disbursing Agreement.
(c)
If on the date an Advance is desired, (i) the Borrower has performed all of its agreements and complied with all requirements therefor to be performed or complied with hereunder including satisfaction of all applicable conditions precedent contained in Article III hereof, (ii) the Borrower has performed all of its obligations under the Disbursing Agreement, and (iii) the Administrative Agent receives a current construction report from the Inspecting Architect/Engineer confirming the accuracy of the information set forth in the Draw Request, the Lender shall pay to Title the amount of the requested Advance, and Title will disburse such funds pursuant to and in accordance with the terms of the Disbursing Agreement.  Each Advance disbursed to Title shall bear interest at the rate provided in this Agreement from the date such Advance is disbursed to Title.

Section 2.03                          Deposit of Funds by the Borrower
.  If the Administrative Agent shall at any time in good faith determine that the undisbursed amount of the Commitment is less than the amount required to pay all unpaid costs and expenses of any kind which reasonably may be anticipated in connection with the completion of the Improvements (including reserves which in the Administrative Agent's opinion are adequate to pay interest on the Loan and to provide for construction contingencies), and shall thereupon send written notice thereof to the Borrower specifying the amount required to be deposited by the Borrower with the Administrative Agent to provide sufficient funds to pay all such costs and complete the Improvements, the Borrower agrees that it will, within seven (7) calendar days of receipt of any such notice, deposit with the Administrative Agent, in a non-interest bearing account, the amount of funds specified in the Administrative Agent's notice.  The Borrower agrees that any such funds deposited with the Administrative Agent may be disbursed by the Administrative Agent, before any further disbursement of Loan proceeds from the Lender, to pay any and all costs and expenses of any kind in connection with completion of the Improvements.
Section 2.04                          Advances Without Receipt of Draw Request
.  Notwithstanding anything herein to the contrary, the Lender shall have the irrevocable right at any time and from time to time to apply funds which it agrees to advance hereunder to pay interest on the Loan as and when it becomes due, and to pay any and all of the expenses referred to in Section 7.04 hereof, all without receipt of a Draw Request from the Borrower.
Section 2.05                          The Note
.  The obligation of the Borrower to repay any and all Advances made in connection with this Agreement shall be evidenced by the Note and this Agreement.  The Administrative Agent shall enter in its records the amount of each Advance under, and the payments made on, the Loan, and such records shall be deemed conclusive evidence of the subject matter thereof, absent manifest error.
Section 2.06                          Interest
.  The Borrower promises to pay interest on the unpaid principal amount of the Loan for the period commencing on the date of each Advance until the Loan is paid in full.

(a)	Construction Loan Term. From and after the date of each Advance through the Construction Loan Term, the outstanding principal balance of the Loan shall bear interest at the Fixed Interest Rate.

(b)
Permanent Loan Term.  From and after the Adjustment Date, the outstanding principal balance of the Loan shall bear interest at the Adjustable Interest Rate.  On the Adjustment Date, Lender shall adjust the Adjustable Interest Rate based on the Adjustable Rate Index.  The effective date of such adjustment shall be the Adjustment Date, with the first payment of interest at the adjusted rate due on November 1, 2014.

(c)
Computation.  Interest accruing on the Loan and all fees payable under the Loan Documents shall be computed on the basis of a year of 360 days but charged for the actual number of days principal remains unpaid.

(d)
Default Rate.  From and after notice from the Administrative Agent to Borrower following the occurrence of an Event of Default and continuing thereafter until such Event of Default has been remedied to the written satisfaction of the Administrative Agent, the principal balance of the Loan and all other obligations of the Borrower as set forth in the Loan Documents shall bear interest at an annual rate (the "Default Rate") equal to the sum of (i) the interest rate otherwise in effect with respect to such outstanding principal from time to time, plus (ii) five percent (5%); provided that notwithstanding an Event of Default described in Section 6.01(a) or Section 6.01(l), the Default Rate shall occur automatically without notice or action by the Administrative Agent.

Section 2.07                          Payments and Prepayments
.  From and after the date hereof, principal and accrued interest on the outstanding balance of the Loan shall be payable as follows:
(a)
Interest Only Payment.  Beginning on April 1, 2013, and continuing on the same day of each month thereafter through and including October 1, 2014, interest only on the unpaid principal balance shall be paid on the Loan.

(b)
Amortizing Payments.  Beginning on November 1, 2014 and continuing on the same day of each month thereafter through the close of the Permanent Loan Term, principal and interest shall be due and payable in an amount sufficient to fully amortize the outstanding principal balance of this Loan Agreement and all interest accrued hereon, at the Adjustable Interest Rate, in equal monthly installments over an assumed term of twenty (20) years, with such term beginning on the first day of the Permanent Loan Term.  Such monthly payment shall be established by the Administrative Agent on the Adjustment Date and the monthly payment shall not be adjusted for any partial principal prepayment permitted under Section 2.07(f) or any Mandatory Prepayment.  Any such principal prepayment shall be applied to the reduction of principal in the inverse order of maturity.  Any application of payments to principal made due to the monthly payment established under this Section shall not be subject to the prepayment premiums required by Section 2.07(f).

(c)
Mandatory Additional Payments.  Beginning with the first full calendar quarter that begins nine (9) months following the Completion Date, at the close of each calendar quarter during the Permanent Loan Term, the Borrower shall make a payment of principal under the Loan equal to the amount of the Net Operating Income for such quarter which resulted in the Debt Service Coverage Ratio for such quarter exceeding 1.5 to 1.0 for any such calendar quarter (each, a "Mandatory Prepayment").  Notwithstanding the foregoing, the mandatory payment obligations under this section shall not apply to the amount of the Net Operating Income which resulted in the Debt Service Coverage Ratio exceeding 2.2 to 1.0 for any such calendar quarter.  The Mandatory Prepayment shall not reduce the monthly payment established pursuant to Section 2.07(b) and shall not be subject to the prepayment premiums required by Section 2.07(f).  When providing Lender with the financial information required by Section 5.01(d)(iii), Borrower shall include a calculation of the Debt Service Coverage Ratio with respect to the applicable quarter.  Borrower shall deliver the Mandatory Prepayment within thirty (30) days after Borrower delivers to Lender the financial information required by Section 5.01(d)(iii); provided however, that such payment must be made within one hundred twenty (120) days following the close of the applicable calendar quarter.

(d)
Final Payment.  Borrower will pay the principal balance of the Loan and all other obligations and liabilities of the Borrower set forth in the Loan Documents in full on the Maturity Date, TIME BEING OF THE ESSENCE.  THIS LOAN REQUIRES A BALLOON PAYMENT.

(e)
Accelerated Payments.  Upon the occurrence of an Event of Default and acceleration of the Loan, pursuant to and as permitted by Section 6.02, the Loan and all other obligations of the Borrower evidenced by the Loan Documents, shall be immediately due and payable as provided in Section 6.02.

(f)	Prepayments.
(i)            Construction Loan Term.  Borrower may prepay the principal balance outstanding under the Loan in whole or in part at any time during the Construction Loan Term, provided that between the date of this Agreement through and including June 30, 2014, the Borrower shall pay a premium equal to one percent (1.0%) of the principal amount being prepaid at the time of such prepayment.  From July 1, 2014 through and including the day immediately prior to the first day of the Permanent Loan Term, Borrower may prepay the principal balance outstanding under the Loan in whole or in part without premium or penalty.
(ii)            Permanent Loan Term.  Borrower may prepay the principal balance outstanding under the Loan in whole or in part at any time during the Permanent Loan Term, provided that the Borrower shall pay a premium equal to (1) five percent (5.0%) of the principal amount being repaid with any prepayment made during the first (1st) year of the Permanent Loan Term, (2) four percent (4.0%) of the principal amount being repaid with any prepayment made during the second (2nd) year of the Permanent Loan Term, (3) three percent (3.0%) of the principal amount being repaid with any prepayment made during the third (3rd) year of the Permanent Loan Term, (4) two percent (2.0%) of the principal amount being repaid with any prepayment made during the fourth (4th) year of the Permanent Loan Term, and (5) one percent (1.0%) of the principal amount being repaid with any prepayment made during the fifth (5th) year of the Permanent Loan Term.
(iii)            Effect of Prepayments.  Unless the Loan and all accrued interest are paid in full, no prepayment under this Section shall suspend or reduce required payments.
Section 2.08                          Application of the Payments
.  All payments shall be applied first to late charges due in connection with any agreements entered into between Borrower and Lender, if any, second to interest at the rate then in effect under the terms hereof and third to principal, provided however, that if any advance made by the Lender as the result of a default on the part of the Borrower under the terms of this Agreement, the Note or any instrument securing the Note is not repaid on demand, any monies received, at the option of the Lender, may first be applied to repay such advances, plus interest thereon at the Default Rate, and the balance, if any, shall be applied in accordance with the provisions hereof; and provided further, that during the continuance of any Event of Default, payments may be applied to the obligations of the Borrower in such order of application as Lender may in its sole discretion require.
Section 2.09                          Manner of Payment
.  Payments and prepayments of principal of, and interest on, the Loan and all fees, expenses and other obligations under the Loan Documents shall be made without set-off or counterclaim in immediately available funds not later than 2:00 p.m., Minot, N.D. time, on the dates due at the Administrative Agent's office as specified in Section 7.05 or pursuant to other written instructions from the Administrative Agent.  Funds received on any day after such time shall be deemed to have been received on the next Business Day.  Whenever any payment to be made hereunder or on the Loan shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees.
Section 2.10                          Increased Costs
.  If, as a result of any generally applicable law, rule, regulation, treaty or directive not in existence or effect on the date of this Agreement, or any generally applicable change in any existing law, rule, regulation, treaty or directive or in the interpretation or administration thereof, or compliance by the Lender with any generally applicable request or directive not in existence or effect on the date of this Agreement (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality, or comparable agency, in each case after the date hereof:
(a)            any tax, duty or other charge with respect to the Loan is imposed, modified or deemed applicable, or the basis of taxation of payments to the Lender of interest or principal of the Loan (other than taxes imposed on the overall net income of the Lender by the jurisdiction in which the Lender has its principal office) is changed;

(b)            any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender is imposed, modified or deemed applicable;

(c)            any increase in the amount of capital required or expected to be maintained by the Lender or any Person controlling the Lender is imposed, modified or deemed applicable; or

(d)            any other condition affecting this Agreement or the Loan is imposed on the Lender or the relevant funding markets;

and the Lender reasonably and in good faith determines that, by reason thereof, the cost to the Lender of making or maintaining the Loan is increased, or the amount of any sum receivable by the Lender hereunder is reduced; then, the Borrower shall pay to the Lender upon demand (which demand shall include sufficient evidence thereof) such additional amount or amounts as will compensate the Lender (or the controlling Person in the instance of (c) above) for such additional costs or reduction.  In determining such amounts, the Lender may use any reasonable averaging, attribution and allocation methods with such determination and methodology being provided to Borrower in writing.  In the event Lender invokes its rights under this Section 2.10 and the resultant cost to the Borrower exceeds $50,000 in any calendar year, Borrower shall have the right to prepay the Loan in full during such calendar year and such prepayment shall not be subject to the prepayment premiums required by Section 2.07(f).

Section 2.11                          Contingent Commitment
.  Lender agrees to use commercially reasonable efforts to make additional Advances under the Loan in the amount of its Contingent Commitment set forth on Exhibit B.  The Contingent Commitment (or any portion thereof secured by Lender) shall be made available upon Lender entering into one or more Participation Agreements (excluding those executed on or within seven (7) days following the date of this Agreement) with participants willing to provide the amount of the Contingent Commitment.  In the event Lender does not enter into Participation Agreements sufficient to fund the Contingent Commitment before Borrower expends $18,690,190 in Equity, Borrower shall contribute such additional Equity as necessary to satisfy the unfunded portion of the Contingent Commitment prior to Lender's initial Advance under the Loan.  The Commitment shall include that portion of the Contingent Commitment for which Lender is able to execute Participation Agreements.

ARTICLE III
 CONDITIONS OF ADVANCES
Section 3.01                          Conditions Precedent to Initial Advance
.  The obligation of the Lender to make the initial Advance shall be subject to the condition precedent that the Borrower shall be in compliance with the conditions contained in Section 3.02 and the further condition precedent that the Lender shall have received on or before the date of the initial Advance hereunder the following, each to be satisfactory to the Lender in form and substance:
(a)	The Note duly executed by the Borrower;

(b)	The Disbursing Agreement duly executed by the Borrower, Title, the General Contractor and the Administrative Agent;
(c)	The Mortgage duly executed by the Borrower;
(d)	The Financing Statements;
(e)	The Environmental Indemnity duly executed by the Borrower, the Guarantor and the Limited Guarantor;
(f)	The Guaranty duly executed by the Guarantor;
(g)	The Assignment of Development Documents duly executed by the Borrower;
(h)	The Pre-Closing Agreement duly executed by the Borrower;
(i)	A copy of the Plans and Specifications;
(j)	If requested by Lender, a report of the Inspecting Architect/Engineer approving the Plans and Specifications, the soil tests, the General Contractor's Contract and the Sworn Construction Statement;
(k)	Copies of the General Contractor's Contract, the Architect's Contract and the Property Manager's Contract;
(l)	Copies of such Subcontracts as the Lender may request;
(m)	The Sworn Construction Statement;
(n)	The Limited Guaranty duly executed by the Limited Guarantor;
(o)	The Appraisal;
(p)
Evidence satisfactory to the Lender that the Borrower has collectively expended, allocated (or committed to expend to the extent of the Subordinate Loan) not less than $18,690,190 (being the Cost of Completion less the amount of the Commitment) of Equity, plus the unfunded portion of the Contingent Commitment which must be funded as Equity pursuant to Section 2.11, as described in the Sworn Construction Statement, in payment of Project Costs which would otherwise be properly payable from an Advance, together with satisfactory lien waivers for lienable work and/or materials paid with such funds;

(q)
An extended coverage ALTA Mortgagee's Policy of Title Insurance issued by Title (Form 1970, Form 1992 Revised 10-23-92 with the exclusion for arbitration requirement deleted, or Form 2006) and containing such endorsements as Lender may require including ALTA Form 9 (Comprehensive), ALTA Form 17 (Access), Doing Business, Usury, Survey, ALTA Form 8.1 (Environmental Lien), Delete

Arbitration, ALTA Form 18 (Separate Tax Parcel), Subdivision Compliance, ALTA Form 3.1 (Zoning), ALTA Form 14 (Future Advance – Priority), Utility Facilities and CLTA Form 103.1 (Blanket Easement). Such Policy shall be in an amount equal to the maximum amount of the Commitment, and shall insure the Mortgage as a first lien on a good and marketable fee simple title to the Project, subject only to such encumbrances and exceptions as shall be acceptable to the Lender. Without limiting the generality of the foregoing, such Policy shall insure the Lender against claims for mechanics' liens, rights of parties in possession and matters which would be disclosed by a comprehensive survey of the Land. To the extent such policy was issued with an effective date prior to the date of this Agreement, Borrower shall cause Title to issue a date down endorsement to the ALTA Mortgagee's Policy of Title Insurance effective on or after the date of this Agreement;

(r)
A survey of the Land dated within sixty (60) days prior to the date of this Agreement prepared and certified by a licensed or registered surveyor to the Lender in accordance with Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys (as adopted by the ALTA and NSPS in 2005) including Items Nos. 1, 2, 3, 4, 6, 7(a), 8, 9, 10, 11(b) and 13 of Table A thereof and such other items as the Lender may reasonably require.  The survey shall be "spotted" to show the proposed Improvements according to the site plan prepared by the Architect, and shall be revised to show foundations when laid.  Upon completion of the Improvements the survey shall be recertified "as-built";

(s)	A copy of the plat in which the Land is included conforming to all platting requirements, or evidence that a plat is not required or has been waived by the appropriate Governing Authority;
(t)
Searches conducted in the appropriate offices of the Governing Authorities showing no tax liens, bankruptcies, judgments or other liens affecting the Borrower or the Project, and Uniform Commercial Code searches disclosing no security interests existing against the Borrower or the Project including the equipment, fixtures and personalty;

(u)	The site plan prepared by the Architect showing the proposed Improvements;
(v)	Copies of all Required Permits;
(w)
A letter from the appropriate Governing Authority or other evidence establishing that the Improvements when constructed in accordance with the Plans and Specifications will comply in all respects with all applicable zoning, planned unit development, subdivision, platting, environmental and land use requirements, without special variance or exception, together with such other evidence as the Lender shall request to establish that the Project and the contemplated use thereof are permitted by and comply with all applicable use restrictions, requirements in prior conveyances, zoning ordinances, environmental laws and regulations, water shed district regulations and all other applicable laws or regulations, and have been duly approved by the City and the other Governing Authorities;

(x)
Soil reports describing the soil conditions and indicating any corrective action that may be necessitated because of such conditions, together with evidence that the Plans and Specifications incorporate such corrective action, if any;

(y)
A Phase I Environmental Site Assessment certified within ninety (90) days of the date of this Agreement, addressed and certified to the Borrower and the Lender and performed by a qualified licensed engineer in strict conformance with the Standard Practice for Environmental Site Assessment Process, ASTM Standard E1527-05 and a findings and conclusions section consistent with Section 12.8 thereof and any additional investigations and analysis necessary for the consultant to conclude there are no Recognized Environmental Conditions (as such term is used in Standard E1527) associated with the Project, or such have been remediated in accordance with applicable law;

(z)
Evidence, in the form of a survey satisfying the requirements of Section 3.01(r), establishing that all utilities necessary for the construction and operation of the Project are available at the boundaries of the Land, including without limitation water, sewer, electricity, gas and telephone, and that the Borrower has the right to connect to and use such utilities;

(aa)
Copies of certificates of builder's risk insurance (including business interruption or so-called "soft costs" insurance) and comprehensive general liability insurance and a certificate of the worker's compensation insurance as required under Section 5.01(f), with all such insurance in full force and effect;

(bb)
A Flood Certificate issued by a national flood plain search company on FEMA Form No. 81-93 in accordance with the provisions of the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 and the National Flood Insurance Reform Act of 1994 certifying that the Improvements are not located in a special flood hazard area (as determined by the Federal Emergency Management Agency);

(cc)	The Organizational Documents;
(dd)	The Participation Agreements;
(ee)	Closing instructions between the Administrative Agent's legal counsel and Title;
(ff)	A closing protection letter issued by Title (if the closer is an agent of Title);
(gg)	Financial statements, tax returns and credit reports of the Borrower;

(hh)	Confirmation that the Borrower has established its operating account with the Lender;
(ii)	The Security Agreement duly executed by the Borrower;
(jj)	The Development Agreement;
(kk)	Copies of the executed Purchase Documents;
(ll)	The Limited Guaranty duly executed by the Limited Guarantor;
(mm)	Legal opinion of counsel to the Borrower addressing such matters incident to the transactions contemplated by this Agreement as the Lender may reasonably require;
(nn)	The Perfection Certificate duly executed by the Borrower;
(oo)	The Limited Guarantor Certificate duly executed by the Limited Guarantor; and
(pp)	The initial Draw Request.
Section 3.02                          Further Conditions Precedent to All Advances
.  The obligation of the Lender to make each Advance shall be subject to the condition precedent that the Borrower shall be in compliance with all conditions set forth in Section 3.01, and the further conditions precedent that on the date of such Advance:
(a)
No Default or Event of Default hereunder shall have occurred and be continuing and all representations and warranties made by the Borrower in Article IV shall continue to be true and correct as of the date of such Advance.

(b)
No determination shall have been made by the Administrative Agent that the undisbursed amount of the Commitment is less than the amount required to pay all costs and expenses of any kind which reasonably may be anticipated in connection with the completion of the Improvements; or if such a determination has been made and notice thereof sent to the Borrower, the Borrower has deposited the necessary funds with the Administrative Agent in accordance with Section 2.03 hereof.

(c)	The disbursement requirements of Section 2.02 hereof shall have been satisfied.
(d)
If required by the Administrative Agent, the Administrative Agent shall be furnished with a statement of the Borrower and of any Contractor, in form and substance required by the Administrative Agent, setting forth the names, addresses and amounts due or to become due as well as the amounts previously paid to every Contractor, subcontractor, person, firm or corporation furnishing materials or performing labor in connection with the construction of any part of the Improvements.

(e)	The Borrower shall have provided to the Lender such evidence of compliance with all of the provisions of this Agreement as the Lender may reasonably request.
(f)	No Required Permit shall have been revoked or the issuance thereof subjected to challenge before any court or other Governing Authority.
(g)
If any of the Project Costs as shown on the Sworn Construction Statement or the Total Project Cost Statement have changed, the Borrower shall have provided to the Lender an updated Sworn Construction Cost Statement or Total Project Cost Statement.

Section 3.03                          Conditions Precedent to the Final Advance
.  The obligation of the Lender to make the final Advance shall be subject to the condition precedent that the Borrower shall be in compliance with all conditions set forth in Sections 3.01 and 3.02 and, further, that the following conditions shall have been satisfied prior to the Completion Date:
(a)
The Improvements, including all landscape and parking requirements, shall have been completed in accordance with the Plans and Specifications and the Lender shall have received a certificate of completion from the General Contractor and the Architect certifying that (i) work on the Improvements has been completed in accordance with the Plans and Specifications and all labor, services, materials and supplies used in such work have been paid for and (ii) the completed Improvements conform with all applicable zoning, land use planning, building and environmental laws and regulations of all Governing Authorities.

(b)
The Lender shall have received satisfactory evidence that all work requiring inspection by municipal or other Governing Authorities has been duly inspected and approved by such authorities, and that all requisite certificates of occupancy and any other approvals for occupancy and operation of the Improvements have been issued.

(c)	The Lender and Title shall have received a final lien waiver from each Contractor for all work done and for all materials furnished by it for the Improvements.
(d)
The Lender shall have received an "as-built" survey of the Land meeting all of the requirements set forth in Section 3.01(r) and showing that the Improvements as completed are entirely within the exterior boundaries of the Land and any building setback or restriction lines and do not encroach upon any easements or right-of-way, and showing such other information as the Lender may reasonably request.

Section 3.04                          Reduced Construction Cost Advance
.  If (a) Borrower has satisfied all of conditions precedent to the final Advance set forth in Section 3.03, (b) the actual Cost of Completion is less than the projected total cost set forth on the Total Project Cost Statement, (c) the aggregate of all Advances (including the final Advance) is less than the Commitment (including any reduction therein resulting from any unfunded portion of the Contingent Commitment), (d) Borrower has made the Equity contribution, (e) the ratio of (i) the aggregate of all Advances (including the final Advance) to (ii) the lesser of the (A) actual Cost of Completion and (B) the appraised value determined in the Lender's sole discretion, is less than seventy percent (70%), and (f) no Default or Event of Default has occurred, then Lender, upon written request by Borrower, agrees to make an additional Advance (the "Reduced Construction Cost Advance") up to an amount that would result in the ratio of (i) the aggregate of all Advances (including the final Advance) to (ii) the lesser of the (A) actual Cost of Completion and (B) the appraised value determined in the Lender's sole discretion, being equal to seventy percent (70%).  The Reduced Construction Cost Advance must be requested at the time the Borrower requests the final Advance and Lender is only required to make a single Reduced Construction Cost Advance in the allowed amount requested by the Borrower.  Notwithstanding the foregoing, Lender shall only be required to make the Reduced Construction Cost Advance if the aggregate of all Advances (including the final Advance and the Reduced Construction Cost Advance) does not exceed the Commitment (including any reduction therein resulting from any unfunded portion of the Contingent Commitment).  Additionally, the Lender shall not be obligated to make the Reduced Construction Cost Advance if the Lender has at any time exercised its rights under Section 2.03 of this Agreement.
Section 3.05                          No Waiver
.  The making of any Advance prior to fulfillment of any condition thereof shall not be construed as a waiver of such condition, and the Lender reserves the right to require fulfillment of any and all such conditions prior to making any subsequent Advances.
ARTICLE IV
 REPRESENTATIONS AND WARRANTIES
Section 4.01                          Representations and Warranties
.  The Borrower represents to the Lender and warrants as follows:
(a)
The Borrower is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of North Dakota, and has all requisite power and authority to purchase and own the Land and construct the Improvements, and to execute and deliver and to perform all of its obligations under this Agreement, the Note and the Loan Documents and the execution and delivery thereof and the carrying out of the transactions contemplated thereby will not violate, conflict with or constitute a default under the terms of the Organizational Documents or under any note, bond, debenture or other evidence of indebtedness or any contract, loan agreement or lease to which the Borrower is a party or by which the Land is subject, or violate any law, regulation or order of any Governing Authority, or any court order or judgment in any proceeding to which the Borrower is or was a party or by which the property of the Borrower is bound.

(b)	The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents have been duly authorized by the Borrower.
(c)
This Agreement constitutes and the other Loan Documents when delivered hereunder will constitute, legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

(d)
Set forth on Schedule 4.01(d) is a complete and accurate list as of the date hereof of all Material Contracts held by the Borrower and its Affiliates with respect to the Project.  Each such Material Contract has been duly authorized, executed and delivered by all parties thereto, is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms and, to the Borrower's actual knowledge, there exists no default under any Material Contract by any party thereto.

(e)	The Borrower will obtain as and when required by law and the Governing Authorities all Required Permits for construction of the Improvements and operation of the Project.
(f)
The Improvements will be constructed strictly in accordance with the Plans and Specifications; will be constructed entirely on the Land; and will not encroach upon or overhang any easement or right-of-way.  The Project, both during construction and at the time of completion, and the contemplated use thereof, will not violate any applicable zoning or use statute, ordinance, building code, rule or regulation, or any covenant or agreement of record.  The Borrower agrees that it will furnish to the Lender from time to time reasonably satisfactory evidence with respect thereto.

(g)
Any and all financial statements of the Borrower and IRET heretofore delivered to the Lender by or on behalf of the Borrower or IRET are true and correct in all respects, have been prepared in accordance with GAAP, and fairly present the financial condition of the subject thereof as of the respective dates thereof.  No Material Adverse Change has occurred in the financial conditions reflected therein since the respective dates thereof and no additional borrowings have been made by the Borrower since the date thereof other than the borrowing contemplated hereby or approved by the Lender.  None of the aforesaid financial statements or any certificate or statement furnished to the Lender by or on behalf of the Borrower or IRET in connection with the transactions contemplated hereby, and none of the representations and warranties in this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.  To the best knowledge of the Borrower, there is no fact which would lead to a Material Adverse Change or in the future (so far as the Borrower can now foresee) may cause a Material Adverse Change with respect to the Borrower or any of its properties or assets, which has not been set forth herein or in a certificate or statement furnished to the Lender by the Borrower.

(h)	Since March 1, 2013, no development or event has occurred that is or could reasonably be expected to be a Material Adverse Change with respect to the Borrower or the Project.
(i)	IRET is the sole shareholder of IRET, Inc., which is the majority owner and general partner of the Guarantor.
(j)
There is no suit, action, proceeding or investigation pending or threatened against or affecting the Borrower (or any basis therefor) at law or in equity or by or before any court, arbitrator, administrative agency or other federal, state or local governmental authority which individually or in the aggregate, if adversely determined, might cause a Material Adverse Change with respect to the Borrower of, any of the transactions contemplated by this Agreement.

(k)
No consent, approval, order or authorization of or registration, declaration or filing with any governmental authority is required in connection with a valid execution and delivery of this Agreement, the other Loan Documents or of any and all other agreements and instruments herein mentioned to which the Borrower is a party or the carrying out or performance of any of the transactions required or contemplated thereby, or, if required, such consent, approval, order or authorization shall have been obtained or such registration, declaration or filing shall have been accomplished prior to the initial Advance.

(l)	The Borrower does not maintain an "employee benefit plan" as defined in Section 3(3) of ERISA.
(m)
The proceeds of the Loan, together with any other funds to be contributed toward the payment of Project Costs by the Borrower, all as shown on the Total Project Cost Statement, will be sufficient to pay the entire cost of acquiring, constructing, equipping and otherwise rendering the Project suitable for its intended use.

(n)	The membership interests in the Borrower are owned seventy percent (70%) by the Guarantor, and thirty percent (30%) by the Limited Guarantor.
(o)
None of the Borrower, Guarantor or Limited Guarantor is in violation of any laws related to terrorism or money laundering (the "Anti-Terrorism Laws"), including Executive Order No. 13,224 on Terrorist Financing of September 23, 2001 (the "Executive Order") and The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the "USA Patriot Act").

(p)	None of the Borrower, Guarantor or Limited Guarantor is a person or entity with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law.
(q)
None of the Borrower, Guarantor or Limited Guarantor is a person or entity named as a "specially designated national" or "blocked person" on the most current list published by the United States Treasury Department Office of Foreign Asset Control (the "OFAC"), at its official website or any replacement website or other replacement official publication of such list (the "OFAC List").

(r)
None of the Borrower, Guarantor or Limited Guarantor deals in or otherwise engages in any transaction related to any property or interests in property blocked pursuant to the Executive Order or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in the Anti-Terrorism Laws.

The foregoing representations and warranties shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the obligations of Borrower hereunder or in connection with the Loan have been fully satisfied.  The request for any Advance under this Agreement by Borrower shall constitute a certification that the representations and warranties are true and correct as of the date of such request to the best of Borrower's knowledge, except to the extent that Lender has been notified of and has consented to any change.
ARTICLE V

 ADDITIONAL COVENANTS OF THE BORROWER
Section 5.01                          Affirmative Covenants
.  The Borrower agrees that:
(a)
The Borrower will (i) commence construction of the Improvements on or before April 1, 2013, (ii) diligently proceed with construction of the Improvements according to the Plans and Specifications and in accordance with all applicable laws and ordinances, (iii) complete the Improvements by the Completion Date, and (iv) use the proceeds of the Advances solely to pay Project Costs.

(b)	The Borrower will require each Contractor to comply with all rules, regulations, ordinances and laws bearing on its conduct of work on the Project.
(c)
The Borrower shall maintain accurate and complete books, accounts and records pertaining to the Project.  The Borrower will permit the Lender, acting by and through its officers, employees and agents during normal business hours to examine all books, records, contracts, plans, drawings, permits, bills and statements of account pertaining to the Project and to make extracts therefrom and copies thereof.

(d)	The Borrower will prepare or cause to be prepared at its expense and deliver to the Lender (in such number as may reasonably be requested):
(i)
As soon as practicable after the end of each fiscal year of the Borrower, and in no event later than ninety (90) days thereafter, audited financial statements of the Borrower as at the end of such fiscal year consisting of the balance sheet of the Borrower and the related statements of income and changes in financial position of the Borrower for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared by certified public accountants selected by the Borrower.

(ii)
As soon as practicable after the end of each fiscal year of the Guarantor, and in no event later than ninety (90) days thereafter, audited financial statements of the Guarantor as at the end of such fiscal year consisting of the balance sheet of the Guarantor and the related statements of income and changes in financial position of the Guarantor for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared by certified public accountants selected by the Borrower; provided however, that as long as IRET remains a publicly-traded company on a publicly-regulated stock exchange, the Lender agrees to accept the financial statements filed by IRET with such exchange in lieu of the financial statements required by this Section 5.01(d)(ii).

(iii)
As soon as practicable after the end of each fiscal quarter of the Borrower (or at the end of each month if requested by the Lender), unaudited operating statements of the Project and a rent roll and rents receivable aging analysis for the Project.

(iv)
As soon as practicable and in no event later than thirty (30) days after they are filed with the United States Internal Revenue Service, the annual federal income tax returns of the Borrower and the Guarantor.

(v)
Immediately upon becoming aware of the existence of any condition or event which constitutes an Event of Default, written notice specifying the nature and period of existence thereof and what action the Borrower has taken, is taking or proposes to take with respect thereto.

The items specified in paragraphs (i) and (iii) shall be certified as accurate and complete by the Chief Manager of the Borrower.
(e)
One or more deposit accounts used only for the Project (which accounts must be the sole deposit accounts maintained with respect to the Project) shall be maintained with the Administrative Agent until all amounts owing to the Lender under this Agreement and the other Loan Documents have been fully repaid.  The amount on deposit in such accounts shall at no time be less than $50,000, provided that all amounts maintained on deposit with Administrative Agent by Borrower, IRET or any Affiliate thereof shall be credited to the $50,000 minimum collective deposit account balance required by this paragraph.  In the event that Administrative Agent is declared insolvent or placed into receivership by a state or federal banking regulatory authority, the Borrower shall have the right to set-off amounts on deposit with Administrative Agent against the outstanding principal balance of the Loan owing to Administrative Agent as a Lender hereunder.

(f)	The Borrower shall, at all times until the Loan has been fully repaid, maintain, or cause to be maintained, in effect, insurance policies as required under the terms of Exhibit C attached hereto.
(g)	The Borrower shall pay the following non-refundable financing fees on the date of this Agreement:
(i)            $257,540 shall be paid to First International Bank & Trust; and
(ii)            $70,000 shall be paid to Bank of North Dakota.
(h)
At any time before the Loan is repaid, the Lender may at its option obtain an updated Appraisal of the Project at the Borrower's expense, provided that the Borrower shall not be required to pay for any such Appraisal more than once in any twelve (12)-month period.  At no time shall the ratio of (i) the sum of the outstanding principal balance of the

Loan plus the amount of Loan proceeds that remain undisbursed to (ii) the appraised value of the completed Project exceed seventy percent (70%), and upon demand the Borrower shall prepay a portion of the Loan if necessary to maintain such ratio.

(i)	Within three (3) days following a written request by the Lender, the Borrower shall provide to the Lender updated copies of the Sworn Construction Statement and/or the Total Project Cost Statement.
(j)
The Borrower will perform and observe all the terms and provisions of each such Material Contract to be performed or observed by it, maintain each Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each Material Contract such demands and requests for information and reports or for action as Borrower is entitled to make under such Material Contract, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Change with respect to the Borrower or the Borrower's interest in any Material Contract.

(k)	Within sixty (60) days following the date of this Agreement, Borrower shall provide to Administrative Agent copies of the insurance policies described in Section 3.01(aa).
Section 5.02                          Negative Covenants
.  The Borrower agrees that, without the prior written consent of the Administrative Agent, it will not:
(a)
Voluntarily, involuntarily or by operation of law agree to, cause, suffer or permit (i) any sale, transfer, lease, sublease or conveyance of any interest of the Borrower, legal or equitable, in the Project; (ii) any sale, transfer or encumbrance of any of the membership interests in the Borrower; or (iii) except for the Permitted Encumbrances, any mortgage, pledge, encumbrance or lien to be outstanding against the Project or any portion thereof, or any security interest to exist therein, without, in each instance, the prior written consent of the Lender.  If the Borrower breaches the foregoing covenant, the Administrative Agent may, at its election, declare all amounts owing under this Agreement and the other Loan Documents to be immediately due and payable, without notice to the Borrower (which notice the Borrower hereby expressly waives), and upon such declaration all such amounts shall be immediately due and payable.

No transfer, conveyance, lease, sale or other disposition shall relieve the Borrower from personal liability for its obligations hereunder or under the other Loan Documents, whether or not the transferee assumes such obligations.  The Agent may, without notice to the Borrower, deal with any successor owner of all or any portion of the Project in the same manner as with the Borrower, without in any way discharging the liability of the Borrower hereunder or under the other Loan Documents.
(b)	Without the prior written consent of the Administrative Agent, agree or consent to any "material" (as hereinafter defined) (i) change in the Plans and

Specifications, (ii) change order under the General Contractor's Contract, or (iii) change in the terms and provisions of the General Contractor's Contract or the Architect's Contract. For purposes of this paragraph (b), the term "material" shall mean a change which by itself, or when aggregated with any other changes that have not been approved in writing by the Administrative Agent, would increase or decrease the total cost of the Improvements by more than $100,000. Regardless of whether the Administrative Agent's consent is required hereunder, the Borrower shall notify the Administrative Agent of any change in the Plans and Specifications, change order in the General Contractor's Contract or change in the General Contractor's Contract or Architect's Contract.

(c)
Incorporate in the Project any materials, fixtures or property which are subject to the claims of any other person, whether pursuant to conditional sales contract, security agreement, lease, mortgage or otherwise.

(d)
On and after the Completion Date, allow the Debt Service Coverage Ratio to be less than 1.25 to 1.0 for any calendar quarter.  The Debt Service Coverage Ratio shall be determined at the close of each calendar quarter beginning with the first calendar quarter following the Completion Date.

(e)
Borrower shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interest or rights in this Agreement or in the Project, or attempt to do any of the foregoing or suffer any of the foregoing, nor shall any party owning a direct or indirect interest in Borrower assign, sell, pledge, mortgage, encumber, transfer, hypothecate or otherwise dispose of any of its rights or interest (direct or indirect) in Borrower, attempt to do any of the foregoing or suffer any of the foregoing, if such action would cause the Loan, or the exercise of any of the Agent's or the Lender's rights in connection therewith, to constitute a prohibited transaction under ERISA or the Internal Revenue Code or otherwise result in the Agent or the Lender being deemed in violation of any applicable provision of ERISA.  Borrower agrees to indemnify and hold the Agent and the Lender free and harmless from and against all losses, costs (including attorneys' fees and expenses), taxes, damages (including consequential damages) and expenses Lender may suffer by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA necessary or desirable in each of the Agent's and the Lender's sole judgment or by reason of a breach of the foregoing prohibitions.

(f)
The Borrower was organized solely for the purpose of owning the Project and does not own any real property other than the Project and does not operate any business other than the ownership, development, construction and operation of the Project.  The Borrower shall not during the term of the Loan, including any extensions, modifications, renewals or refinancings thereof, acquire any real property or assets other than the Project, operate any business other than the ownership, development, construction and operation of the Project, or incur any liability or obligation other than those incurred in the ownership, development, construction and operation of the Project.  The Borrower will not commingle any of its funds or assets with those of any other entity and has held, and will hold, all of its assets in its own name.  The Borrower has conducted and will conduct all of its business in its own name. The Borrower has paid and will pay all of its liabilities out of its own funds and assets. The Borrower has allocated and will allocate fairly and reasonably any overhead for shared office space and will use separate stationery, invoices and checks in connection with the conduct of its business. The Borrower has not entered into and will not enter into, or be a party to, any transaction with any of its members or its Affiliates, except in the ordinary course of its business and on terms which are intrinsically fair and no less favorable to it than would be obtained in a comparable arm's-length transaction with an unrelated third party or as otherwise disclosed and approved by the Administrative Agent in writing. The Borrower will not engage in, seek or consent to any dissolution, winding up or liquidation, without the express consent of the Administrative Agent.

(g)	Create, incur, assume, permit to exist or otherwise become liable with respect to any Indebtedness, except Indebtedness existing, arising or permitted under this Agreement or any other Loan Document.
ARTICLE VI

 EVENTS OF DEFAULT AND RIGHTS AND REMEDIES
Section 6.01                          Events of Default
.  Each of the following shall constitute an Event of Default.
(a)	The Borrower shall fail to pay, when due, interest on or the principal of the Loan;
(b)
Any representation or warranty made by the Borrower herein, in the other Loan Documents or in any financial statement, certificate, report or Draw Request furnished pursuant to this Agreement or the other Loan Documents shall prove to have been untrue in any material respect as of the time such representation or warranty was made;

(c)
The Borrower shall fail duly to observe or perform, any of the terms, conditions, covenants or agreements required to be observed or performed by the Borrower hereunder (other than terms, conditions, covenants or agreements otherwise specifically dealt with in this Article VI), and such failure shall continue for a period of thirty (30) calendar days after written notice of such failure has been given by the Agent to the Borrower;

(d)
The Borrower shall be in default under or in breach of any of the covenants contained in any of the Loan Documents other than this Agreement and such default or breach shall not be cured or waived within the period or periods of grace, if any, applicable thereto;

(e)	An Event of Default as defined in the Mortgage shall occur and be continuing;

(f)
The Project shall be materially damaged or destroyed by fire or other casualty and the loss, in the reasonable judgment of the Agent, shall not be adequately covered by insurance actually collected or in the process of collection or by other funds available to the Borrower;

(g)
The Administrative Agent shall have given notice to the Borrower pursuant to Section 2.03 hereof to deposit additional funds with the Administrative Agent and the Borrower shall have failed to do so within seven (7) calendar days;

(h)
At any time title to any part of the Project shall not be satisfactory to the Lender by reason of any lien, encumbrance or other defect (even though the same may have existed at the time of any prior Advance) except those matters affecting title which have at any time been consented to in writing by the Agent, and subject to the Borrower's right to contest liens as provided in the Mortgage; and such lien, encumbrance or other defect shall not be corrected to the Agent's satisfaction within thirty (30) days after notice to the Borrower;

(i)
There shall have been a cessation of the making of the Improvements for any period after the date of commencement of the making of the Improvements in excess of twenty (20) successive calendar days, unless the conditions of each of subparagraphs (1) and (2) below shall have been satisfied:

(1)
the cessation of the making of the Improvements shall have been caused by conditions beyond the control of the Borrower, including, without limitation, acts of God or the elements, fire, strikes, labor disputes, delays in delivery of any material; and

(2)
from time to time upon the Agent's request therefor during any such cessation of the making of the Improvements, the Borrower shall furnish to the Agent satisfactory evidence that (notwithstanding such cessation of the making of the Improvements) the completion of the Improvements can be accomplished on or before the Completion Date, as it may be extended by the provisions set forth in the following sentence.

In the event of any delay or delays in the making of the Improvements to which the foregoing conditions shall have been satisfied, the Completion Date may be extended for a period or periods commensurate with such delay or delays; provided however, that any provision in this paragraph to the contrary notwithstanding, no such excusable delays shall extend the Completion Date beyond October 1, 2014.
(j)
The Borrower shall fail to comply with any requirement of any Governing Authority within thirty (30) days after notice in writing of such requirement shall be given to the Borrower by such Governing Authority, subject to any rights of the Borrower to contest such requirement as provided in the Mortgage;

(k)
The Borrower shall not disclose to the Lender the names of all persons with whom the Borrower contracted or intends to contract for the making of the Improvements or the furnishing of labor or any materials therefor or shall fail to exhibit to the Lender, upon request, copies of all such contracts;

(l)
A petition in bankruptcy or for reorganization or for an arrangement under any bankruptcy or insolvency law or for a custodian, receiver or trustee for any of its property shall be filed by the Borrower, the Guarantor or IRET, or a petition in bankruptcy or for reorganization or for an arrangement under any bankruptcy or insolvency law or for a custodian, receiver or trustee of any of the Borrower's, the Guarantor's or IRET's property shall be filed against the Borrower, the Guarantor or IRET and shall not be dismissed within sixty (60) days, or a custodian, receiver or trustee of any property of the Borrower, the Guarantor or IRET shall be appointed and shall not be discharged within sixty (60) days, or the Borrower, the Guarantor or IRET shall make an assignment for the benefit of creditors or generally shall not pay its debts as they become due, or the Borrower, the Guarantor or IRET shall be adjudged insolvent by any state or federal court of competent jurisdiction, or an attachment or execution shall be levied against any substantial portion of the property of the Borrower, the Guarantor or IRET and shall not be discharged within sixty (60) days;

(m)
The Guaranty, the Limited Guaranty or any third party security interest securing the Loan shall be repudiated or revoked, or purported to be repudiated or revoked by the Guarantor, the Limited Guarantor or third-party pledgor;

(n)	The Borrower shall be dissolved or terminated; or
(o)
The Borrower or any of its Affiliates shall be in default under any other agreement with the Lender (whether in connection with the Loan or otherwise) and any required notice shall have been given and any time in which to cure the default shall have elapsed.

Section 6.02                          Rights and Remedies
.  Upon the occurrence of a Default or an Event of Default and at any time thereafter, the Lender may refuse to make any further Advances hereunder (but the Lender may make Advances after the occurrence of a Default or an Event of Default without thereby waiving its rights and remedies hereunder).  In addition, upon the occurrence of an Event of Default the Agent may, at its option, exercise any and all of the following rights and remedies (and any other rights and remedies available to it):
(a)	The Agent may terminate the Commitment.
(b)
The Agent may, by written notice to the Borrower, declare immediately due and payable all unpaid principal of and accrued interest on the Loan, together with all other sums payable hereunder, and the same shall thereupon be immediately due and payable without presentment or other demand, protest, notice of dishonor or any other notice of any kind, all of which are hereby expressly waived; provided however, that upon the filing of a petition commencing a case naming the Borrower, the Guarantor or IRET as debtor under the United States Bankruptcy Code, the principal of and all accrued interest on the Loan shall be automatically due and payable without any notice to or demand on the Borrower or any other party.

(c)	The Agent shall have the right, in addition to any other rights provided by law, to enforce its rights and remedies (and the Lender's rights and remedies) under the Loan Documents.
(d)
The Agent may enter upon the Land and take possession thereof, together with the Improvements, and proceed either in its own name or in the name of the Borrower, as the attorney-in-fact of the Borrower (which authority is coupled with an interest and is irrevocable by the Borrower) to complete or cause to be completed the Improvements, at the cost and expense of the Borrower.  If the Agent elects to complete or cause to be completed the Improvements, it may do so according to the Plans and Specifications or according to such changes, alterations or modifications in and to the Plans and Specifications as the Agent may deem reasonable and appropriate; and the Agent may enforce or cancel all contracts let by the Borrower relating to construction of the Improvements, and/or let other contracts which in the Agent's sole judgment may seem advisable; and the Borrower shall forthwith turn over and duly assign to the Agent, as the Agent may from time to time require, contracts not already assigned to the Agent relating to construction of the Improvements, blueprints, shop drawings, bonds, building permits, bills and statements of accounts pertaining to the Improvements, whether paid or not, and any other instruments or records in the possession of the Borrower pertaining to the Project.  The Borrower shall be liable under this Agreement to pay to the Agent, on demand, any amount or amounts expended by the Agent in so completing the Improvements, together with any costs, charges, or expense incident thereto or resulting therefrom, all of which shall be secured by the Loan Documents.  In the event that a proceeding is instituted against the Borrower for recovery and reimbursement of any moneys expended by the Agent in connection with the completion of the Improvements, a statement of such expenditures, verified by the affidavit of an officer of the Agent, shall be prima facie evidence of the amounts so expended and of the propriety of and necessity for such expenditures; and the burden of proving to the contrary shall be upon the Borrower.  The Agent shall have the right to apply any funds which it agrees to advance hereunder and any funds which the Borrower has then on deposit with Title to bring about the completion of the Improvements and to pay the costs thereof; and if such moneys so agreed to be advanced and funds of the Borrower then on deposit with Title are insufficient, in the sole judgment of the Agent, to complete the Improvements, the Borrower agrees to promptly deliver and pay to the Agent such sum or sums of money as the Agent may from time to time demand for the purpose of completing the Improvements or of paying any liability, charge or expense which may have been incurred or assumed by the Agent under or in performance of this Agreement, or for the purpose of completing the Improvements.  It is expressly understood and agreed that in no event shall the Lender be obligated or liable in any way to complete the Improvements or to pay for the costs of construction thereof.

Section 6.03                          Assignment and Setoff
.  The Borrower grants the Lender a lien and security interest in all of the Borrower's present and future property now or hereafter in the possession, control or custody of, or in transit to, the Lender for any purpose, and the balance of every present and future account of the Borrower with the Lender, and each present and future claim of the Borrower against the Lender.  Such lien and security interest secures all present and future debts, obligations and liabilities of the Borrower to the Lender.  In addition to all other rights and remedies, when or at any time after an Event of Default has occurred, the Lender may foreclose such lien and security interest, and the Lender may offset or charge all or any part of the aggregate amount of such debts, obligations and liabilities against any such property, accounts and claims without notice, regardless of whether such debts, obligations or liabilities are matured or unmatured.
Section 6.04                          Forbearance Not a Waiver
.  No delay, omission or forbearance by the Lender in the exercise of any right, power or remedy arising hereunder or under any of the other Loan Documents shall impair any such right, power or remedy or the right of Lender to resort thereto at a later date or be construed to be a waiver of any Default or Event of Default under the Loan Documents.
[The remainder of this page has been left blank intentionally.  Article VII begins on the next page.]

ARTICLE VII
 MISCELLANEOUS
Section 7.01                          Inspections
.  The Borrower and the Architect shall be responsible for making inspections of the Project during the course of construction and shall determine to their own satisfaction that the work done or materials supplied by the Contractors to whom payment is to be made out of each Advance has been properly done or supplied in accordance with the General Contractor's Contract and the other applicable contracts with the Contractors.  If any work done or materials supplied by a Contractor are not satisfactory to the Borrower and/or its Architect and the same is not remedied within fifteen (15) days of the discovery thereof, the Borrower will immediately notify the Administrative Agent in writing of such fact.  It is expressly understood and agreed that the Lender and the Inspecting Architect/Engineer may conduct such inspections of the Project as either may deem necessary for the protection of the Lender's interest, and that any inspections which may be made of the Project by the Lender or the Inspecting Architect/Engineer will be made, and all certificates issued by the Inspecting Architect/Engineer will be issued, solely for the benefit and protection of the Lender, and that the Borrower will not rely thereon.
Section 7.02                          Indemnification by the Borrower
.  The Borrower shall bear all loss, expense (including attorneys' fees) and damage in connection with, and agrees to indemnify and hold harmless each of the Lender and the Agent, its agents, servants and employees from all claims, demands and judgments made or recovered against each of the Lender and the Agent, its agents, servants and employees, because of bodily injuries, including death at any time resulting therefrom, and/or because of damages to property of the Lender or the Agent or otherwise (including loss of use) from any cause whatsoever, arising out of, incidental to, or in connection with the Project or the construction of the Improvements, whether or not due to any act of omission or commission, including negligence of the Borrower or any Contractor of its or their employees, servants or agents, and whether or not due to any act of omission or commission of each of the Lender and the Agent, its employees, servants or agents.  The Borrower's liability hereunder shall not be limited to the extent of insurance carried by or provided by the Borrower or subject to any exclusions from coverage in any insurance policy.  The obligations of the Borrower under this Section shall survive the payment of the Loan.
Section 7.03                          Additional Security Interest
.  In the event an Advance is to be made for materials then being fabricated or stored, or both, for later use in the completion of the Improvements but which are not then stored upon the Land or installed or incorporated into the Project, then such Advance shall be made only after the Borrower has given to the Agent such security instruments and insurance on such materials as the Agent may reasonably request.
Section 7.04                          Fees and Expenses
.  Whether or not any Advance shall be made hereunder, the Borrower agrees to pay all fees of Title and the Inspecting Architect/Engineer, appraisal fees, survey fees, recording fees, license and permit fees and title insurance and other insurance premiums, and agrees to reimburse the Lender and the Agent upon demand for all reasonable out-of-pocket expenses actually incurred by the Lender and the Agent in connection with this Agreement or in connection with the transactions contemplated by this Agreement, including, but not limited to, any and all reasonable legal expenses and attorneys' fees sustained by the Lender or the Agent in the exercise of any right or remedy available to it under this Agreement (whether or not suit is commenced) or otherwise by law or equity and all reasonable fees and disbursements of counsel for the Lender or the Agent for the services performed by such counsel in connection with the preparation of this Agreement and the other documents and instruments contemplated hereby.
Section 7.05                          Notices
.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (a) delivered personally or sent by telecopier, (b) sent by nationally recognized overnight courier or (c) sent by certified mail, postage prepaid, return receipt requested, addressed as follows:
(a)            If to the Administrative Agent at:
First International Bank & Trust
1600 South Broadway
P.O. Box 1967
Minot, ND 58702
Attention:  Stacey J. Diehl
With a copy to:
Leonard, Street and Deinard, P.A.
150 South Fifth Street, Suite 2300
Minneapolis, MN 55402
Attention:  Adam D. Maier, Esq.

(b)            If to the Collateral Agent at:
First International Bank & Trust
1600 South Broadway
P.O. Box 1967
Minot, ND 58702
Attention:  Stacey J. Diehl
With a copy to:
Leonard, Street and Deinard, P.A.
150 South Fifth Street, Suite 2300
Minneapolis, MN 55402
Attention:  Adam D. Maier, Esq.

(c)            If to the Lenders, at the address set forth on Exhibit B attached hereto.

(d)            If to the Borrower at:
IRET-WRH 1, LLC
c/o IRET Properties
Attn: General Counsel
P.O. Box 1988 (regular mail)
1400 31st Avenue SW, Suite 60 (overnight mail)
Minot, ND 58702
or to such other addresses as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith.  Any such communication shall be deemed to have been given (i) when delivered if personally delivered or sent by telecopier during a business day, (ii) on the business day after dispatch if sent by nationally recognized, overnight courier or if sent by telecopier on other than during a business day, and (iii) on the third day after dispatch, if sent by mail.
Section 7.06                          Time of Essence
.  Time is of the essence in the performance of this Agreement.
Section 7.07                          Binding Effect and Assignment
.  This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower may not transfer or assign its rights hereunder without the prior written consent of the Lender.
Section 7.08                          Waivers
.  No waiver by the Lender of any default hereunder shall operate as a waiver of any other default or of the same default on a future occasion.  No delay on the part of the Lender in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude other or future exercise thereof or the exercise of any other right or remedy.
Section 7.09                          The Lender's Remedies Cumulative
.  The rights and remedies hereby specified are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have.
Section 7.10                          Governing Law and Entire Agreement
.  This Agreement shall be governed by the laws of the State of North Dakota without regard to conflict of laws principles.  This Agreement and the other Loan Documents contain the entire agreement of the parties regarding the Loan.  Without limiting the generality of the foregoing, this Agreement and the other Loan Documents supersede any term sheet, loan application or commitment letter issued by the Lender or submitted by the Borrower in connection with the Loan.
Section 7.11                          Counterparts
.  This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., "pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 7.12                          Inconsistency
.  In the event that any of the terms and provisions of this Agreement are inconsistent with any of the terms and provisions of the other Loan Documents, the terms and provisions of this Agreement shall govern.
Section 7.13                          Conditions of Advances
.  All conditions of the obligation of the Lender to make Advances hereunder are imposed solely and exclusively for the benefit of the Lender, and no other person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Lender will refuse to make Advances in the absence of strict compliance with any or all thereof, and no other person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by the Lender at any time if the Lender, in its sole discretion, deems it advisable to do so.
Section 7.14                          Amendments
.  Neither this Agreement nor any provision hereof may be amended, changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.
Section 7.15                          Sign
.  During construction of the Project the Administrative Agent shall be permitted to erect and maintain on the Project a sign indicating the source of the financing.
Section 7.16                          Jurisdiction
.  The Borrower hereby irrevocably agrees that any legal action or proceedings against it with respect to this Agreement may be brought in the courts of the State of North Dakota, or in any United States District Court in the State of North Dakota, and by the execution and delivery of this Agreement, the Borrower hereby irrevocably submits to the jurisdiction of each such court and hereby irrevocably waives any and all objections that the Borrower may have as to jurisdiction or venue in any of such courts.  The Borrower acknowledges that it has received sufficient consideration for any inconvenience which may be caused by any legal action brought in the State of North Dakota, and agrees that the enforcement of the provisions of this paragraph against the Borrower would not be unreasonable or unfair under all the circumstances of the Loan or this Agreement.
Section 7.17                          WAIVER OF JURY TRIAL
.  THE LENDER AND THE BORROWER HEREBY VOLUNTARILY, KNOWINGLY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT, REGARDLESS OF WHETHER SUCH ACTION OR PROCEEDING CONCERNS ANY CONTRACTUAL OR TORTIOUS OR OTHER CLAIM.  THE BORROWER ACKNOWLEDGES THAT THIS WAIVER OF JURY TRIAL IS A MATERIAL INDUCEMENT TO THE LENDER IN EXTENDING CREDIT TO THE BORROWER, THAT THE LENDER WOULD NOT HAVE EXTENDED SUCH CREDIT WITHOUT THIS JURY TRIAL WAIVER, AND THAT THE BORROWER HAS BEEN REPRESENTED BY AN ATTORNEY OR HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY IN CONNECTION WITH THIS JURY TRIAL WAIVER AND UNDERSTANDS THE LEGAL EFFECT OF THIS WAIVER.
Section 7.18                          Usury Limitations
.  The Borrower and the Lender intend to comply with all laws with respect to the charging and receiving of interest.  Any amounts charged or received by the Lender for the use or forbearance of the outstanding Loan to the extent permitted by law, will be amortized and spread throughout the duration of the Loan until payment in full so that the rate or amount of interest charged or received by the Lender on account of the outstanding Loan does not exceed the maximum rate of interest permitted to be charged under state usury laws ("Maximum Interest Rate").  If any amount charged or received under the Loan Documents that is deemed to be interest is determined to be in excess of the amount permitted to be charged or received at the Maximum Interest Rate, the excess will be deemed to be a prepayment of the outstanding Loan when paid, without premium, and any portion of the excess not capable of being so applied will be refunded to the Borrower.  If prior to the Maturity Date, the Maximum Interest Rate, if any, is eliminated, then for purposes of the Loan, there will be no Maximum Interest Rate.
ARTICLE VIII

 ASSIGNMENTS AND PARTICIPATIONS
Section 8.01                          Assignments and Participations.
(a)
Each Lender shall have the right to assign, transfer, sell, negotiate, pledge or otherwise hypothecate this Agreement and any of its rights and security hereunder and under the other Loan Documents to any other Eligible Assignee with the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, provided however, that the parties to each such assignment shall execute and deliver to the Administrative Agent, for its approval and acceptance, an Assignment and Assumption. Upon such execution, delivery, approval and acceptance, and upon the effective date specified in the applicable Assignment and Assumption, (i) the Eligible Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and under the other Loan Documents, and Borrower hereby agrees that all of the rights and remedies of Lenders in connection with the interest so assigned shall be enforceable against Borrower by an Eligible Assignee with the same force and effect and to the same extent as the same would have been enforceable but for such assignment, and (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations hereunder and thereunder.  Borrower shall use reasonable efforts to cooperate with Administrative Agent and each Lender in connection with the assignment of interests under this Agreement or the sale of participations herein.

(b)
Each Lender shall have the right to sell participations to one or more Eligible Assignees in or to all or a portion of its rights and obligations under the Loan and the Loan Documents' provided however, that (i) such Lender's obligations under this Agreement (including without limitation its Commitment to Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement, and (iv) the holder of any such participation shall not be entitled to voting rights under this Agreement or the other Loan Documents. Upon written request by the Borrower to the Agent, the Agent shall promptly provide to the Borrower the identity of each participant and the current amount of each participation with respect to each Lender and, upon the request of Agent, each Lender shall promptly provide the Agent with such information required to satisfy Borrower's request.

Section 8.02                          Several Liability
.  Anything in this Agreement contained to the contrary notwithstanding, the obligations of each Lender to Borrower under this Agreement are several and not joint and several; each Lender shall only be obligated to fund its Percentage of each disbursement to be made hereunder up to the amount of its Commitment.  During any time, and only during such time, as Administrative Agent is the sole Lender and has not assigned any portion or portions of its interest in the Loan to another Lender pursuant to an Assignment and Assumption Agreement, Administrative Agent in its individual capacity shall be liable for all of the obligations of the Lender under this Agreement and the other Loan Documents.  From and after the date that Administrative Agent as the sole Lender assigns any portion or portions of its interest in the Loan to another Lender pursuant to an Assignment and Assumption Agreement, then Agent shall act as the administrative agent on behalf of itself as a Lender and the other Lenders.
ARTICLE IX

 AGENT
Section 9.01                          Appointment of Administrative Agent
.  Each Lender hereby irrevocably appoints First International Bank & Trust to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders.  The Borrower shall not have rights as a third party beneficiary of any of the provisions of this Article nor shall the Borrower have any obligations under the provisions of this Article.  The use of the term "agent" or any similar or equivalent term in connection with the appointment of the Administrative Agent hereunder is not intended to imply any fiduciary or other duties arising under legal principles governing agency relationships, and such appointment and all rights and duties of the Administrative Agent hereunder shall be ministerial in nature.
Section 9.02                          Appointment of Collateral Agent
.  Each Lender hereby irrevocably appoints First International Bank & Trust to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof for purposes of acquiring, holding and enforcing any and all liens on collateral granted by the Borrower to secure the Loan and the Loan Documents, together with such powers and discretion as are reasonably incidental thereto.

Section 9.03                          Reliance on Agent
.  All acts of and communications by the Agent, as agent for the Lenders, shall be deemed legally conclusive and binding; and Borrower or any third party (including any court) shall rely on any and all communications or acts of the Agent with respect to the exercise of any rights or the granting of any consent, waiver or approval on behalf of a Lender in all circumstances where an action by such Lender is required or permitted pursuant to this Agreement or the provisions of any other Loan Document or by applicable law without the right or necessity of making any inquiry of any individual Lender as to the authority of Agent with respect to such matter.
Section 9.04                          Powers
.  The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto or, are otherwise necessary or desirable in connection with the administration of the Loan, and may exercise all other powers of Lender as are not made subject to the consent of the Required Lenders pursuant to this Agreement.  The Agent shall not be considered, or be deemed, a separate agent of the Lenders hereunder, but is, and shall be deemed, acting in its contractual capacity as Agent, exercising such rights and powers under the Loan Documents as are specifically delegated to the Agent or Agent is otherwise entitled to take hereunder.  Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action except any action specifically provided by the Loan Documents to be taken by the Agent.
Section 9.05                          Distribution and Apportionment of Payments
.  For purposes of this Agreement, "Payments" means (1) all payments made by or on behalf of the Borrower (or guarantors of the Loan) under the Loan Documents, and (2) all proceeds of collateral for the Loan.  Agent shall promptly pay to each Lender its share of any Payment.  All Payments received by Agent shall be applied by Agent as follows:
(a)            First, to reimburse Agent for any out-of-pocket costs, expenses or liabilities incurred by or imposed upon Agent in connection with the Loan or in connection with or as a result of any action taken by Agent pursuant to the terms of the Loan Documents ("Loan Expenses").  If Payments are not sufficient to reimburse Agent for all Loan Expenses, each Lender will promptly pay Agent the amount of its Percentage of any deficiency;

(b)            Second, to pay Administrative Agent the Servicing Fee.  If Payments are not sufficient to pay Administrative Agent the Servicing Fee, each Lender will promptly pay Administrative Agent the amount of its Percentage of any deficiency;

(c)            Third, to any fees due from Borrower under the Loan Documents;

(c)            Fourth, to interest due from Borrower under the Loan; and

(d)            Fifth, to principal due from Borrower under the Loan.

As among the Lenders, Administrative Agent and Collateral Agent, Payments shall be shared as follows:

(i)            Except as set forth in Section 5.01(g), Payments of origination fees, service fees and other fees paid by the Borrower shall be paid to Administrative Agent;
(ii)            Payments of principal shall be shared pro rata;
(iii)            Payments of interest shall be shared pro rata; and
(iv)            Payments of Loan Expenses shall be shared in proportion to the amount of Loan Expenses advanced by Agent and each Lender as of the date on which a Payment of Loan Expenses is received.
Section 9.06                          Servicing Fee
.  As consideration for its services in administering the Loan, Administrative Agent shall be entitled to a servicing fee of 0.375% per annum (the "Servicing Fee") of the amount of the aggregate Commitment regardless of any reductions in the principal balance of the Loan.  1/12th of the Servicing Fee shall be payable on a monthly basis out of the Payments received by Administrative Agent from Borrower.
Section 9.07                          Defaulting Lenders
.  If a Lender (a "Defaulting Lender") defaults in making any Advance or paying any other sum payable by it hereunder, such sum together with interest thereon at the Default Rate from the date such amount was due until repaid (such sum and interest thereon as aforesaid referred to, collectively, as the "Lender Default Obligation") shall be payable by the Defaulting Lender (a) to any Lender(s) which elect, at their sole option (and with no obligation to do so), to fund the amount which the Defaulting Lender failed to fund or (b) to Agent or any other Lender which under the terms of this Agreement is entitled to reimbursement from the Defaulting Lender for the amounts advanced or expended.  Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has repaid the Lender Default Obligation in full, all amounts which would otherwise be distributed to the Defaulting Lender shall instead be applied first to repay the Lender Default Obligation (to be applied first to interest at the Default Rate and then to principal) until the Lender Default Obligation has been repaid in full (whether by such application or by cure by the Defaulting Lender), whereupon such Lender shall no longer be a Defaulting Lender.  Any interest collected from Borrower on account of principal advanced by any Lender(s) on behalf of a Defaulting Lender shall be paid to the Lender(s) who made such advance and shall be credited against the Defaulting Lender's obligation to pay interest on the amount advanced at the Default Rate.  If no other Lender makes an advance a Defaulting Lender failed to fund, a portion of the indebtedness of Borrower to the Defaulting Lender equal to the Lender Default Obligation shall be subordinated to the indebtedness of Borrower to all other Lenders and shall be paid only after the indebtedness of Borrower to all other Lenders is paid. The provisions of this Section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of Borrower as to its desired application of payments.  No Defaulting Lender shall have the right to vote on matters which are subject to the consent or approval of Required Lenders or all Lenders and while any Lender is a Defaulting Lender the requisite percentage of Lenders which constitutes the Required Lenders shall be calculated exclusive of the Percentage of the Defaulting Lender.  The Agent shall be entitled to (y) withhold or set off, and to apply to the payment of the Lender Default Obligation any amounts to be paid to such Defaulting Lender under this Agreement, and (z) bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the Lender Default Obligation and, to the extent such recovery would not fully compensate the Lenders for the Defaulting Lender's breach of this Agreement, to collect damages. In addition, the Defaulting Lender shall indemnify, defend and hold Agent and each of the other Lenders harmless from and against any and all claims, actions, liabilities, damages, costs and expenses (including attorneys' fees and expenses), plus interest thereon at the Default Rate, for funds advanced by Agent or any other Lender on account of the Defaulting Lender or any other damages such persons may sustain or incur by reason of or as a direct consequence of the Defaulting Lender's failure or refusal to abide by its obligations under this Agreement. Borrower acknowledges that no non-defaulting Lender shall have any obligation to fund amounts not advanced by a Defaulting Lender.
Section 9.08                          Consents and Approvals.
(a)	In addition to its rights under Section 9.01 and the other provisions of this Agreement, the Agent shall be permitted to take the following actions without approval of the Required Lenders:
(i)          Administer the Loan;
(ii)          Approve or disapprove Advances requested by Borrower, subject to the express provisions of this Agreement;

(iii)          Waive any late payment Event of Default with respect to any payment that is no more than thirty (30) days delinquent; and

(iv)          Amend the Loan Documents to modify the Completion Date, the Adjustment Date, the close of the Construction Loan Term and the beginning of the Permanent Loan Term, provided that Agent shall not be permitted to modify such dates to be more than ninety (90) days after the dates as they are stated in this Agreement on the initial date hereof without consent of the Required Lenders.

(b)	Each of the following shall require the approval or consent of the Required Lenders:
(i)            The exercise of any rights and remedies under the Loan Documents following an Event of Default, provided that absent any direction from the Required Lenders, Agent may exercise any right or remedy under the Loan Documents as Agent may determine in good faith to be necessary or appropriate to protect the Lenders or the collateral securing the Loan;
(ii)            Approval of a Post-Default Plan (as defined in Section 9.09(c)); and

(iii)            Except as referred to in subsection (c) below, approval of any amendment or modification of this Agreement or any of the other Loan Documents, or issuance of any waiver of any material provision of this Agreement or any of the other Loan Documents.
(c)	Each of the following shall require the approval or consent of all the Lenders (including any Lender that is also an Agent):
(i)            Extension of the Maturity Date (beyond any extension permitted herein) or forgiveness of all or any portion of the principal amount of the Loan or any accrued interest thereon, or, except as set forth in subsection (a)(iv) above, any other amendment of this Agreement or the other Loan Documents which would reduce the interest rate options or the rate at which fees are calculated or forgive any loan fee, or extend the time of payment of any principal, interest or fees;
(ii)            Reduction of the percentage specified in the definition of Required Lenders;
(iii)            Increasing the amount of the Loan or any non-consenting Lender's Commitment;
(iv)            Release of any lien on any material collateral (except as Borrower is entitled to under the Loan Documents);
(v)            Appointment of a successor Agent;
(vi)            The release or forgiveness of the Guarantor or any Limited Guarantor; and
(vii)            Amendment of the provisions of this Section 9.08.
(d)
In addition to the required consents or approvals referred to in subsections (a), (b) and (c) above, the Agent may at any time request instructions from the Required Lenders with respect to any actions or approvals which, by the terms of this Agreement or of any of the Loan Documents, the Agent is permitted or required to take or to grant without instructions from any Lenders, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders or, where applicable, all Lenders. The Agent shall promptly notify each Lender at any time that the Required Lenders have instructed the Agent to act or refrain from acting pursuant hereto.

(e)
Each Lender authorizes and directs the Agent to enter into the Loan Documents other than this Agreement for the benefit of the Lenders.  Each Lender agrees that any action taken by the Agent at the direction or with the consent of the Required Lenders in accordance with the provisions of this Agreement or any other Loan Document, and the exercise by the Agent at the direction or with the consent of the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders, except for actions specifically requiring the approval of all Lenders. All communications from the Agent, to the Lenders requesting Lender's determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Lender where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by the Borrower in respect of the matter or issue to be resolved, and (iv) shall include the Agent's recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within ten (10) Business Days after receipt of the request therefor from the Agent (the "Lender Reply Period"). Unless a Lender shall give written notice to the Agent that it objects to the recommendation or determination of the Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Required Lenders or all Lenders, the Agent shall upon receiving the required approval or consent follow the course of action or determination recommended to the Lenders by the Agent or such other course of action recommended by the Required Lenders.

Section 9.09                          Agency Provisions Relating to Collateral.
(a)
The Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, at any time and from time to time, to take any action with respect to any collateral for the Loan or any Loan Document which may be necessary to preserve and maintain such collateral or to perfect and maintain perfected the liens upon such collateral granted pursuant to this Agreement and the other Loan Documents.

(b)
Should the Agent commence any proceeding or in any way seek to enforce the Agent's or the Lenders' rights or remedies under the Loan Documents, irrespective of whether as a result thereof the Agent shall acquire title to any collateral, each Lender, upon demand therefor from time to time, shall contribute its share (based on its Percentage) of the reasonable costs and/or expenses of any such enforcement or acquisition, including, but not limited to, fees of receivers or trustees, court costs, title company charges, filing and recording fees, appraisers' fees and fees and expenses of attorneys to the extent not otherwise reimbursed by Borrower. Without limiting the generality of the foregoing, each Lender shall contribute its share (based on its Percentage) of all reasonable costs and expenses incurred by the Agent (including reasonable attorneys' fees and expenses) if the Agent employs counsel for advice or other representation (whether or not any suit has been or shall be filed) with respect to any collateral for the Loan or any part thereof, or any of the Loan Documents, or the attempt to enforce any security interest or lien on any collateral, or to enforce any rights of the Agent or the Lenders or any of Borrower's or any other party's obligations under any of the Loan Documents, but not with respect to any dispute between Agent and any other Lender(s). It is understood and agreed that in the event the Agent determines it is necessary to engage counsel for Lender from and after the occurrence of a Default or Event of Default, said counsel shall be selected by the Agent and written notice of such selection, together with a copy of such counsel's engagement letter and fee estimate, shall be delivered to the Lenders.

(c)
In the event that all or any portion of the collateral for the Loan is acquired by the Agent as the result of the exercise of any remedies hereunder or under any other Loan Document, or is retained in satisfaction of all or any part of Borrower's obligations under the Loan Documents, title to any such collateral or any portion thereof shall be held in the name of the Agent or a nominee or subsidiary of Agent, as agent, for the ratable benefit of the Agent and the Lenders. The Agent shall prepare a recommended course of action for such collateral (the "Post-Default Plan"), which shall be subject to the approval of the Required Lenders. The Agent shall administer the collateral in accordance with the Post-Default Plan, and upon demand therefor from time to time, each Lender will contribute its share (based on its Percentage) of all reasonable costs and expenses incurred by the Agent pursuant to the Post-Default Plan, including without limitation, any operating losses and all necessary operating reserves. To the extent there is net operating income from such collateral, the Agent shall, in accordance with the Post-Default Plan, determine the amount and timing of distributions to Lenders. All such distributions shall be made to Lenders in accordance with their respective Percentages. In no event shall the provisions of this subsection or the Post-Default Plan require the Agent or any Lender to take an action which would cause such Lender to be in violation of any applicable regulatory requirements.

Section 9.10                          Lender Actions Against Borrower or the Collateral
.  Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrower or any other person hereunder or under any other Loan Documents with respect to exercising claims against the Borrower or rights in any collateral without the consent of the Required Lenders. With respect to any action by the Agent to enforce the rights and remedies of the Agent and Lenders with respect to the Borrower and any collateral in accordance with the terms of this Agreement, each Lender hereby consents to the jurisdiction of the court in which such action is maintained.
Section 9.11                          General Immunity
.  Neither Agent nor any of its directors, officers, agents or employees shall be liable to Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct, provided that this provision shall only apply to Agent it its capacity as an Agent and not to acts by such party in its capacity as a Lender under this Agreement.

Section 9.12                          Action on Instructions of Lenders
.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by all the Lenders (or the Required Lenders, if such action may be directed hereunder by the Required Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  Each Lender, severally to the extent of its Percentage, hereby agrees to indemnify Agent against and hold it harmless from any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action, provided that the foregoing shall not release Agent from liability for its gross negligence or willful misconduct.
Section 9.13                          Employment of Agents and Counsel
.  The Agent may undertake any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys in fact and shall not be liable to the Lenders, except as to money or securities received by them or their authorized agents, for the default or misconduct of any such agents or attorneys in fact selected by it with reasonable care.  The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.
Section 9.14                          Reliance on Documents; Counsel
.  The Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be an employee of Agent, provided that the foregoing shall not release the Agent from liability for its gross negligence or willful misconduct.  Any such counsel shall be deemed to be acting on behalf of the Agent in assisting the Agent with respect to the Loan and shall not be precluded from also representing Agent in any matter in which the interests of Agent and the other Lenders may differ.
Section 9.15                          Reimbursement and Indemnification
.  Lenders agree to reimburse and indemnify Agent ratably (a) for any amounts (excluding principal and interest on the Loan and loan fees) not reimbursed by Borrower for which Agent is entitled to reimbursement under the Loan Documents, (b) for any other expenses incurred by Agent on behalf of Lender, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrower, (c) for any expenses incurred by Agent on behalf of Lender which may be necessary or desirable to preserve and maintain collateral or to perfect and maintain perfected the liens upon the collateral granted pursuant to this Agreement and the other Loan Documents, if not paid by Borrower, (d) for any amounts and other expenses incurred by Agent on behalf of Lender in connection with any default by any Lender hereunder or under the other Loan Documents, if not paid by such Lender, and (e) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of Agent.

Section 9.16                          Rights as a Lender
.  With respect to its Commitment, if any, Agent shall have the same rights, powers and obligations hereunder and under any other Loan Document as any Lender and may exercise such rights and powers as though it were not an Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Agent in its individual capacities. The Borrower and each Lender acknowledge and agree that Agent and/or its Affiliates may accept deposits from, lend money to, hold other investments in, and generally engage in any kind of trust, debt, equity or other transaction or have other relationships, in addition to those contemplated by this Agreement or any other Loan Document, with Borrower or any of its Affiliates.
Section 9.17                          Lenders' Credit Decisions
.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements and other information prepared by Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.
Section 9.18                          Successor Agent.
(a)
Administrative Agent or Collateral Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) days prior written notice to Lenders and Borrower.  Such resignation shall take effect on the date set forth in such notice or as otherwise provided below. Such resignation by Agent as agent shall not affect its obligations hereunder, if any, as a Lender.

(b)
Upon resignation by the Agent, or any successor Agent, the Required Lenders shall appoint a successor Agent with the consent of Borrower, which shall not be unreasonably withheld, conditioned or delayed (provided that no consent of Borrower shall be required if the successor Agent is also a Lender or if an Event of Default then exists). If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving notice of resignation, then the retiring Agent may appoint a successor Agent with the consent of Borrower, which shall not be unreasonably withheld, conditioned or delayed (provided that no consent of Borrower shall be required if the successor Agent is also a Lender or if an Event of Default then exists). Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Agent and the Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents other than its liability, if any, for duties and obligations accrued prior to its retirement. After any retiring Agent's resignation hereunder as an Agent, the provisions of this Article 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent hereunder and under the other Loan Documents.

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SIGNATURE PAGE OF BORROWER
TO
CONSTRUCTION AND TERM LOAN AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:

IRET-WRH 1, LLC,
a North Dakota limited liability company

BY:  ITS MANAGING MEMBER:
IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP

BY:  ITS GENERAL PARTNER:
IRET, INC., a North Dakota corporation

By:            /s/ Diane Bryantt
      Name:  Diane K. Bryantt
      Its:  Executive Vice President

SIGNATURE PAGE OF LENDERS
TO
CONSTRUCTION AND TERM LOAN AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LENDERS:

FIRST INTERNATIONAL BANK & TRUST,
a North Dakota state bank

By:            /s/ Stacey Diehl
      Name:  Stacey J. Diehl
      Its:  Senior Vice President

BANK OF NORTH DAKOTA,
a North Dakota state bank

By:            /s/ Chad Johnson
      Name:  Chad B. Johnson
      Its:  Commercial Loan Officer

SIGNATURE PAGE OF AGENTS
TO
CONSTRUCTION AND TERM LOAN AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ADMINISTRATIVE AGENT:

FIRST INTERNATIONAL BANK & TRUST,
a North Dakota state bank

By: /s/ Stacey Diehl
      Name:  Stacey J. Diehl
      Its:  Senior Vice President

COLLATERAL AGENT:

FIRST INTERNATIONAL BANK & TRUST,
a North Dakota state bank

By:            /s/ Stacey Diehl
      Name:  Stacey J. Diehl
      Its:  Senior Vice President

EXHIBIT B

LENDERS' COMMITMENT

Total Commitment:  $43,672,000.00

FIRST INTERNATIONAL BANK & TRUST
Commitment:  $8,000,000.00
Contingent Commitment:  $822,000.00
Notice Address:
First International Bank & Trust
1600 South Broadway
P.O. Box 1967
Minot, ND 58702
Attention:  Stacey J. Diehl

BANK OF NORTH DAKOTA
Commitment:  $34,850,000.00
Contingent Commitment:  $0
Notice Address:
Bank of North Dakota
1200 Memorial Highway
Bismarck, ND 58506
Attention:  Chad B. Johnson

B – 1